UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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UDR, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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March 31, 2011

Dear Fellow Stockholders:

It is my pleasure to invite you to attend our Annual Meeting of Stockholders. The meeting will be held on May 12, 2011, at 11:00 a.m. local time at the J.W. Marriott Denver Cherry Creek, 150 Clayton Lane, Denver, Colorado.

We have elected to take advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders on the Internet. We believe that these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

The business to be conducted at the meeting is set forth in the formal notice of annual meeting of stockholders and proxy statement that accompany this letter. At the meeting we will also report on the company’s performance and respond to questions.

Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote your shares electronically through the Internet, by telephone or, if you have requested and received a paper copy of the proxy statement, by completing, signing and returning the paper proxy card enclosed with the proxy statement. Voting through the Internet or by telephone will eliminate the need to return your proxy card.

Sincerely,
UDR, INC.

JAMES D. KLINGBEIL
Chairman of the Board of Directors

UDR, INC.

1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129-1540
Tel: 720.283.6120 Fax: 720.283.2452

March 31, 2011

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of UDR, Inc. will be held at the J.W. Marriott Denver Cherry Creek, 150 Clayton Lane, Denver, Colorado, on May 12, 2011, at 11:00 a.m. local time, for the following purposes:

1. To elect nine directors to serve for the ensuing year.

2. To ratify the appointment of Ernst & Young LLP to serve as independent registered public accounting firm for the year ending December 31, 2011.

3. To hold an advisory vote on executive compensation.

4. To hold an advisory vote on the frequency of holding an advisory vote on executive compensation.

5. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

On or about March 31, 2011, we intend to mail to our stockholders of record as of the close of business on March 14, 2011 a notice containing instructions on how to access our 2011 proxy statement and our annual report for the year ended December 31, 2010, and how to vote online. The notice also provides instructions on how you can request a paper copy of these documents if you desire, and how you can enroll in e-delivery. If you received your annual materials via email, the email contains voting instructions and links to our annual report and proxy statement on the Internet.

By Order of the Board of Directors

WARREN L. TROUPE
Senior Executive Vice President
and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for UDR, Inc.’s Annual Meeting of Stockholders to be held on May 12, 2011.

This Notice of Annual Meeting and Proxy Statement and UDR, Inc.’s Annual Report/Form 10-K for the year ended December 31, 2010 are available on the Internet at the following website: www.proxyvote.com.

PROXY STATEMENT

The enclosed proxy is solicited on behalf of the board of directors of UDR, Inc., a Maryland corporation, for use at our Annual Meeting of Stockholders to be held on May 12, 2011, at 11:00 a.m. local time at the J.W. Marriott Denver Cherry Creek, 150 Clayton Lane, Denver, Colorado, and at any adjournment, continuation or postponement of the meeting. These proxy materials are being provided to stockholders on or about March 31, 2011.

We use a number of abbreviations in this proxy statement. We refer to UDR, Inc. as “the company,” “we,” “us” or “our” and to our board of directors as “board” or “board of directors.” The term “proxy materials” includes this proxy statement, as well as the enclosed proxy card. References to “fiscal 2010” and “fiscal 2011” mean our 2010 fiscal year which began on January 1, 2010 and ended on December 31, 2010, and our 2011 fiscal year which began on January 1, 2011 and will end on December 31, 2011, respectively. Our 2011 Annual Meeting of Stockholders to be held on May 12, 2011 is simply referred to as the “meeting” or the “annual meeting.”

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
AND RELATED PROXY MATERIALS

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we may furnish proxy materials, including this proxy statement and our 2010 Annual Report, by providing access to such documents on the Internet. Most stockholders will not receive printed copies of the proxy materials unless they request them, in which case printed copies of the proxy materials will be provided at no charge.

Instead of mailing a printed copy of our proxy materials to each stockholder of record, a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) was mailed to such stockholders on or about March 31, 2011 that instructs you as to how you may access and review all of the proxy materials on the Internet. The Notice of Internet Availability also instructs you as to how you may submit your proxy on the Internet or by telephone.

Any stockholder may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by following the instructions set forth in the Notice of Internet Availability. Choosing to receive future proxy materials by e-mail will save us the cost of printing and delivering documents to stockholders and will reduce the environmental impact of our annual meetings. A stockholder’s election to receive proxy materials by e-mail will remain in effect until the stockholder terminates the election.

Why did you provide this proxy statement to me?

We are providing this proxy statement and proxy card to you on the Internet or, upon your request, we are sending printed versions of this proxy statement and proxy card to you by mail, because you owned shares of our common stock and/or our Series E preferred stock or our Series F preferred stock at the close of business on March 14, 2011, which is the record date for the meeting. This proxy statement describes matters on which we would like you, as a stockholder, to vote. It also gives you information on these matters so that you can make an informed decision.

When you vote, you appoint James D. Klingbeil and Thomas W. Toomey, or either of them, as your representatives at the meeting. Messrs. Klingbeil and Toomey will vote your shares at the meeting as you instructed them when you voted. This way, your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, you should vote by telephone, through the Internet or, if you have requested and received a paper copy of the proxy statement, by completing, signing and returning the paper proxy card enclosed with this proxy statement in advance of the meeting, just in case your plans change.

What is being voted on at the annual meeting?

At the meeting, stockholders entitled to vote will act upon the matters set forth in the accompanying notice of annual meeting of stockholders.

Who can vote?

The holders of shares of our common stock and our Series E and Series F preferred stock outstanding at the close of business on the record date are entitled to receive notice of the meeting and are entitled to one vote for each share held on each proposal presented at the meeting. Cumulative voting is not permitted.

At the record date of March 14, 2011, we had 185,822,517 shares of common stock, 2,803,812 shares of Series E preferred stock and 2,534,846 shares of Series F preferred stock issued and outstanding.

What constitutes a quorum in order to hold and transact business at the meeting?

The presence, in person or by proxy, of holders of at least a majority of the total number of shares of our outstanding common stock, Series E preferred stock and Series F preferred stock, taken together, as of the record date, constitutes a quorum that is required to hold the meeting and to conduct business. If a quorum is not present at the meeting, the meeting may be adjourned from time to time until a quorum is obtained. Your shares will be counted as being present at the meeting if you vote your shares in person at the meeting, if you vote your shares by telephone or through the Internet, or if you submit a properly executed proxy card. Votes against a particular proposal will be counted both to determine the presence of a quorum and to determine whether the requisite number of votes has been obtained to approve the proposal. Abstentions, broker non-votes, which are explained below, and shares as to which authority to vote on any proposal is withheld, are each included in the determination of the number of shares present at the meeting for purposes of obtaining a quorum. Each will be tabulated separately.

How do I vote?

For Shares Directly Registered in Your Name

If you hold your shares in your own name as holder of record with Wells Fargo Shareowner Services, there are four different ways to vote:

•	Internet: You can go to http://www.proxyvote.com and vote through the Internet.

•	Telephone: You can submit your vote by proxy over the telephone by following the instructions provided on the separate proxy card if you received a printed set of the proxy materials.

•	Mail: If you have requested and received a paper copy of the proxy statement, you can mark, sign, date and return the paper proxy card enclosed with the proxy statement in the postage-paid envelope that we have provided to you. Please note that if you vote through the Internet or by telephone, you do not need to return your proxy card.

•	In person: If you are a stockholder as of the record date, you may vote in person at the meeting. Submitting a proxy prior to the meeting will not prevent a stockholder from attending the meeting and voting in person.

All valid proxies received and not revoked prior to the meeting will be voted in accordance with each stockholder’s instructions.

For Shares Held in “Street Name”

If your shares are held by a brokerage firm, bank or other nominee (i.e., in “street name”), you will receive instructions from your nominee that you must follow in order to have your shares voted. “Street name” stockholders who wish to vote in person at the meeting will need to obtain a proxy form from the brokerage firm, bank or other nominee that holds their shares of record.

In addition, a number of brokers and banks are participating in a program provided through Broadridge Financial Solutions, Inc. (“Broadridge”) that offers telephone and Internet voting options. This program is different from the program provided by Wells Fargo Shareowner Services for shares registered directly in the name of the stockholder. If your shares are held in an account with a broker or a bank participating in the Broadridge program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at the Broadridge voting website (www.proxyvote.com).

How will my proxy be voted?

All shares represented by properly executed proxies received in time for the meeting will be voted at the meeting in accordance with the instructions marked thereon or otherwise as provided therein, unless such proxies have previously been revoked. Unless instructions to the contrary are marked, or if no instructions are specified, shares represented by proxies will be voted:

•	FOR the election of all nominees for director.

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011.

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers.

•	For the selection, on an advisory basis, of an annual advisory vote on executive compensation.

Will other matters be voted on at the annual meeting?

We have not received notice of any other matters that may properly be presented at the meeting. However, if a matter comes up for vote at the meeting that is not described in this proxy statement or listed on the proxy card, Messrs. Klingbeil and Toomey will vote your shares, under your proxy, in their discretion. It is the intention of Messrs. Klingbeil and Toomey to vote the shares they represent as directed by the board of directors.

Can I revoke my proxy and change my vote?

Yes. If you are a record holder of your shares, you may revoke your proxy at any time prior to the date of the meeting by:

•	submitting a later-dated vote in person at the meeting, through the Internet, by telephone or, if you originally voted by returning a paper proxy card to us, by mail; or

•	delivering instructions to the attention of the Corporate Secretary at 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129-1540. Any notice of revocation sent to us must include the stockholder’s name and must be received prior to the date of the meeting to be effective.

If you hold your shares in “street name,” you should follow the directions provided by your broker or other nominee regarding how to revoke your proxy.

What vote is required for the proposals if a quorum is present?

•	The affirmative vote of a plurality of the votes cast with respect to Proposal No. 1 is required to elect directors.

•	The affirmative vote of a majority of the votes cast is required to approve Proposal No. 2, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011.

•	The affirmative vote of a majority of the votes cast is required to approve, on an advisory basis, the compensation of our named executive officers, as specified in Proposal No. 3.

•	A plurality of the votes cast is required for our stockholders to recommend, on an advisory basis, a preferred frequency of an advisory vote on executive compensation, as specified in Proposal No. 4.

Who will tabulate the votes?

Broadridge will tabulate votes cast by proxy by an automated system. Votes cast by proxy or in person at the meeting will be counted by the persons appointed by us to act as election inspectors for the meeting.

What is an abstention, and how will it affect the vote on a proposal?

An “abstention” occurs when the beneficial owner of shares is present, in person or by proxy, and entitled to vote at the meeting (or when a nominee holding shares for a beneficial owner is present and entitled to vote at the meeting), but such person does not vote on the particular proposal. For purposes of Proposal Nos. 1, 2, 3 and 4, abstentions will not be counted as votes cast and will have no effect on the results of the vote with respect to such proposals, although abstentions will be considered present for the purpose of determining the presence of a quorum.

What are broker non-votes, and how will they affect the vote on a proposal?

A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. Under applicable rules, brokers or other nominees have discretionary voting power with respect to matters that are considered routine, but not with respect to non-routine matters. Proposal No. 1 (the election of directors), Proposal No. 3 (advisory vote on executive compensation) and Proposal No. 4 (advisory vote on the frequency of an advisory vote on executive compensation) are considered non-routine matters, and Proposal No. 2 (ratification of independent registered public accounting firm) is considered a routine matter. A broker or other nominee cannot vote without instructions on non-routine matters such as Proposal Nos. 1, 3 and 4, and therefore there may be broker non-votes on these Proposals. For purposes of Proposal Nos. 1, 3 and 4, broker non-votes are not deemed to be votes cast for purposes of determining whether stockholder approval has been obtained. Therefore, broker non-votes will have no effect on the voting results for these Proposals, although they will be considered present for the purpose of determining the presence of a quorum.

Who is soliciting the proxy, and who will pay for the proxy solicitation?

This solicitation is being made on behalf of our board of directors, but may also be made without additional remuneration by our officers or employees by telephone, telegraph, facsimile transmission, e-mail or personal interview. We will bear the expense of the preparation, printing and delivery of the enclosed form of proxy, notice of annual meeting of stockholders and this proxy statement and any additional material relating to the meeting that may be furnished to our stockholders by our board subsequent to the furnishing of this proxy statement. We will reimburse banks and brokers who hold shares in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold such shares. To obtain the necessary representation of stockholders at the meeting, supplementary solicitations may be made by mail, telephone or interview by our officers or employees, without additional compensation.

Where do I find the voting results of the meeting?

We will announce the preliminary voting results at the meeting and publish the final results in a Current Report on Form 8-K filed with the SEC within four business days following the meeting.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Overview

We believe that effective and transparent corporate governance is critical to our long-term success and our ability to create value for our stockholders. We frequently review our corporate governance policies, monitor emerging developments in corporate governance and enhance our policies and procedures when our board of directors determines that it would benefit our company and our stockholders to do so.

We maintain a corporate governance page on our website that includes key information about UDR’s corporate governance, including our Statement on Corporate Governance, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, Related Person Transactions Policy and the charters for the Audit and Risk Management Committee (the “Audit Committee”), the Compensation and Management Development Committee (the “Compensation Committee”), and the Governance Committee (the “Governance Committee”) of the board of directors, all of which can be found at www.udr.com by clicking on “Investor Relations” then on “Corporate Governance.” The documents noted above will also be provided without charge to any stockholder who requests them. Any changes to these documents, and any waivers granted by us with respect to our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers, will be posted on our website.

We also monitor our corporate governance policies and practices to maintain compliance with the provisions of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, rules of the SEC and the corporate governance rules of the New York Stock Exchange (“NYSE”). Our policies and practices meet, and in many cases exceed, the listing requirements of the NYSE, applicable SEC rules and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The board of directors has adopted clear corporate governance policies;

•	Eight of the nine current board members (ten of the eleven board members that served during 2010) are independent directors as defined by the NYSE;

•	The independent directors meet regularly without the presence of management;

•	All members of the Audit Committee, Compensation Committee and Governance Committee are independent directors;

•	The Chairman and the Vice-Chairman of the Board are independent directors;

•	The charters of the board committees clearly establish their respective roles and responsibilities;

•	The board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees;

•	We have a Code of Ethics for Senior Financial Officers that applies to our senior financial officers; and

•	We have a hotline with a 1-800 number and a third-party anonymous reporting system at www.mysafeworkplace.com available to all employees, and our Audit Committee has procedures in place for the anonymous submission of any employee complaint, including those relating to accounting, internal controls or auditing matters. Instructions for making a report are published in the Corporate Governance subsection of the Investor Relations section of the company’s website at www.udr.com.

Responsibilities of the Board of Directors

In addition to each director’s basic duties of care and loyalty, the board has separate and specific obligations under our Statement on Corporate Governance. Among other things, these obligations require directors to effectively monitor management’s capabilities, compensation, risk oversight, leadership and performance, without undermining management’s ability to successfully operate the business. In addition, the board and the board’s committees have the authority to retain outside legal, accounting or other advisors, as necessary, to carry out their responsibilities.

Director Education

All directors are expected to be knowledgeable about the company and its industry and to understand their duties and responsibilities as directors. The company recognizes the importance of continuing education for directors and is committed to supporting continuing director education in order to enhance board and committee performance. We conduct periodic continuing education for directors and, at a director’s request, we will arrange for the director’s participation in cost-effective continuing education programs offered by third parties that are relevant to the director’s role as a board and committee member.

All of our independent directors are expected to participate in orientation programs upon the recommendation of our Governance Committee. In addition, orientation sessions are conducted by senior management to familiarize directors with the company’s strategic plans, significant financial, accounting and risk management issues, our compliance programs, our Code of Business Conduct and Ethics, and our principal officers, internal and external auditors.

Director Evaluations

The board, acting through the Governance Committee, annually evaluates the effectiveness of the board collectively and of board members individually, and the performance of each standing board committee. The Governance Committee determines the appropriate means for this evaluation.

Identification and Selection of Nominees for Directors

The Governance Committee serves as our nominating committee. Our Governance Committee works closely with our Chief Executive Officer (“CEO”) and the Chairman of the Board (who currently serves as Chairman of the Governance Committee) in recommending to the board of directors criteria for open board positions, taking into account such factors as the Governance Committee deems important, including, among others, the current composition of the board, the range of talents, experiences, expertise and skills that would complement those already represented on the board and those that would help achieve the company’s goals. In evaluating a nominee, the board, acting through our Governance Committee, will consider, among other things, whether a potential director nominee has the time available, in light of other business and personal commitments, to perform the responsibilities required for effective service on the board. The Governance Committee considers candidates that are suggested by members of the board, as well as management, our stockholders and any director search firm retained by the board or the Governance Committee, using the same criteria to evaluate all candidates.

The board believes its effectiveness is enhanced by being comprised of individuals with diverse backgrounds, skills and experience that are relevant to the role of the board and the needs of our business. Accordingly, the board, through the Governance Committee and in consultation with our CEO, will regularly review the changing needs of the business and the skills and experience resident in its members, with the intention that the board will be periodically “renewed” as certain directors rotate off and new directors are recruited. The board’s commitment to diversity and renewal will be tempered by the need to balance change with continuity and experience. The board believes that its commitment in this regard has been effective in establishing a board that consists of members with diverse backgrounds, skills and experience that are relevant to the role of the board and the needs of the business, and the board will continue to monitor the effectiveness of these efforts as part of its periodic self-assessment process.

Once a potential director nominee has been identified, the Governance Committee, in consultation with the Chairman of the Board and our CEO, will evaluate the prospective nominee against the specific criteria that has been established, as well as the standards and qualifications contained in our Statement on Corporate Governance. If it is determined based upon a preliminary review that a candidate warrants further consideration, members of the board, as appropriate, will interview the prospective nominee. After completing this evaluation and interview process, the board makes the final determination as to whether to nominate or appoint the new director.

In addition to any other applicable requirements, Section 2.11 of our Amended and Restated Bylaws (as amended on May 14, 2010) sets forth the procedures and requirements relating to nominations of directors by stockholders. Any stockholder who wishes to recommend a prospective nominee for consideration at our 2012 annual meeting of stockholders must submit the following information no sooner than December 2, 2011 and no later than January 1, 2012:

•	Biographical information about the candidate, including the name, age, business address and residence address of the person;

•	The principal occupation or employment of the candidate;

•	The class and number of shares of our stock beneficially owned by the candidate;

•	Any other information required to be disclosed about the candidate under the SEC’s proxy rules (including the candidate’s written consent to being named in the proxy statement and to serve as a director, if nominated and elected); and

•	The names and addresses of the stockholder(s) recommending the candidate for consideration and the class and number of shares of our stock beneficially owned by each, as well as certain information regarding hedge transactions, derivative instruments and other arrangements entered into by such stockholder(s) and certain related persons.

Such information should be sent to the attention of our Corporate Secretary at 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129-1540.

Director Rotation and Retirement

Directors are elected annually for a term of one-year. The board does not impose arbitrary limits on the number of terms a director may serve. However, the Governance Committee will consider various criteria, including a director’s contribution to the board, in determining whether or not to recommend a director for re-election. Employee directors are required to resign as a director after ceasing to be an employee, unless the board asks them to continue to serve. The Chairman will refer the resignation to the Governance Committee for review. The board will decide, in light of the circumstances and the recommendation of the Governance Committee, the date at which the resignation will become effective. A vacancy created by a director’s retirement may be filled by a majority of the remaining directors in accordance with our bylaws. A director so appointed to fill the vacancy will stand for re-election at the first annual meeting of stockholders following that director’s appointment to the board if recommended for re-election by the Governance Committee. In addition, the company requires that directors tender their resignation when their present position changes, their job responsibility changes significantly or other circumstances change. The board then decides, in light of the circumstances and the recommendation of the Governance Committee, whether to accept such resignation.

Director Independence

The board’s policy is that a significant majority of its members should be independent directors (see our Statement on Corporate Governance, which is available on our website at www.udr.com). Each year the board affirmatively determines whether each director has any material relationship with the company (either directly or as a partner, stockholder or officer of an organization that has such a relationship with the company), as defined under the NYSE listing standards and the company’s director independence standards. The board has determined that all directors who served in 2010 and all directors who are standing for election at the meeting are independent under both sets of standards, except Mr. Toomey, who is not independent because he is the company’s Chief Executive Officer and President. Additional information about each of the directors standing for election is set forth under Proposal No. 1 in this proxy statement. In making these independence determinations, the board considered information submitted by the directors in response to directors’ questionnaires and information obtained from the company’s internal records.

Independence of Audit, Compensation and Governance Committees

The Audit, Compensation and Governance Committees consist entirely of independent directors, as defined in the NYSE listing standards and the company’s director independence standards. Each member of the Audit Committee also satisfies the additional independence requirements set forth in rules under the Securities Exchange Act of 1934.

Audit Committee Financial Expert

Each member of the Audit Committee is financially literate, and the board has determined that each member of the Audit Committee is an “audit committee financial expert” within the meaning of the SEC’s regulations.

Executive Sessions of Independent Directors

Our independent directors hold regularly scheduled executive sessions at which our independent directors meet without the presence of management. These executive sessions generally occur around regularly scheduled meetings of the board of directors. The Chairman of the Board, or the Vice Chair in the Chairman’s absence, presides as chairman of these executive sessions. Both the Chairman of the Board and the Vice Chair are independent directors.

Directors’ Share Ownership Guidelines

Our Statement on Corporate Governance provides that each director is expected to develop a meaningful equity stake in our company over time and that after the second anniversary of election to the board of directors, each director is required to own a minimum of 5,000 shares of our common stock. Each of our directors currently owns shares in an amount sufficient to comply with these guidelines.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee in fiscal 2010 were Katherine A. Cattanach (Chairperson), Eric J. Foss, Jon A. Grove and Lynne B. Sagalyn. None of the members of the Compensation Committee during fiscal 2010 or as of the date of this proxy statement is a former or current officer or employee of the company or has any interlocking relationships as set forth in applicable SEC rules. In addition, during 2010 and through the date of this proxy statement, none of our executive officers has served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee.

Role of Compensation Consultant

Our Compensation Committee is responsible for developing and administering compensation programs for (1) our directors, (2) our executive officers, including base salaries and short-term and long-term incentive compensation plans, and (3) long-term incentive compensation plans for all of our associates. The members of the Compensation Committee meet each year in executive session, without the CEO present, to evaluate the performance of our CEO. Our CEO makes recommendations to, and consults with, the Compensation Committee as to the amount of proposed base salaries for the executive officers who report directly to our CEO.

The Compensation Committee has the sole authority to retain and terminate any compensation consultants to be used to assist in establishing compensation for our directors, our CEO and our senior executives and to approve such consultants’ fees and other retention terms. The Compensation Committee directly engaged Mercer (US) Inc., or “Mercer,” a nationally recognized consulting firm, to conduct a market pay analysis to assess the total compensation competitiveness of our executive officers for 2010. Mercer reports directly to the Compensation Committee and the Compensation Committee is free to replace Mercer or to hire additional consultants from time to time.

As part of its engagement, Mercer provided the Compensation Committee and our CEO with a market pay analysis of composite market values for base salary, total cash compensation (consisting of base salary plus annual incentives), long-term incentive compensation and total direct compensation for our executive officers and certain other officers. In addition, Mercer reviewed the competitiveness of the pay levels of our named executive officers (as defined below under “Executive Compensation”) against pay levels for a diversified public REIT peer group of comparably-sized REITs, a number of whom are direct competitors with the company. For our named executive officers other than the CEO, the Compensation Committee also considers recommendations from the CEO and from executive officers who report directly to the CEO.

Neither Mercer nor any of its affiliates provided any other services to UDR in 2010 except as described above.

Communicating with the Board of Directors

Our board of directors provides a process for stockholders and all other interested parties to send communications to the board. Any stockholder and all other interested parties who wish to communicate with the board of directors or any specific director, including independent directors, the Chairman, or committee members, may write to:

UDR, INC.
Attn: Board of Directors
1745 Shea Center Drive,
Suite 200
Highlands Ranch, Colorado 80129-1540

Depending on the subject matter of the communication, management will:

•	forward the communication to the director or directors to whom it is addressed (matters addressed to the Chairman of the Board will be forwarded unopened directly to the Chairman);

•	attempt to handle the inquiry directly where the communication does not appear to require direct attention by the board, or an individual member of the board, e.g., the communication is a request for information about the company or is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

Stockholders and all other interested parties may submit concerns regarding accounting matters via the company’s third-party anonymous reporting system at www.mysafeworkplace.com or by calling 1-800-461-9330. Instructions for making a report are published in the Corporate Governance subsection of the Investor Relations section of the company’s website at www.udr.com.

Board of Directors and Committee Meetings

The board of directors held eight meetings during fiscal 2010, including four meetings that were held by teleconference. No director attended fewer than 75% of the aggregate of (1) the total number of meetings of the board of directors, and (2) the total number of meetings held by all committees of the board of directors on which he or she served during fiscal 2010. The board of directors has standing Audit, Compensation, Governance and Executive Committees to assist it in discharging its duties. Information regarding each committee is set forth below.

			Number of
			Meetings
Committee	Members on 12/31/2010	Key Functions	in 2010

Audit	Thomas C. Wajnert(1) Robert P. Freeman Jon A. Grove Mark J. Sandler
•   Assists the board in its general oversight of our accounting financial reporting process, audits of our financial statements, internal controls and internal audit functions
•   Appointment, compensation and oversight of our independent auditors
•   Represents and assists the board in its oversight of:
   •   the quality or integrity of our financial statements;
   •   our compliance with legal and regulatory requirements; and
   •   the performance of our internal audit department and independent auditors
•   Discusses the adequacy and effectiveness of our internal controls over financial reporting
•   Oversees our compliance with procedures and processes pertaining to corporate ethics and standards of business conduct
•   Establishes procedures for the receipt, retention and treatment of complaints received concerning accounting, auditing, internal controls and financial reporting matters
•   Oversees Risk Management policies and risk assessment
•   Pre-approves all non-audit services to be provided to the company by the independent auditors
			10
Compensation	Katherine A. Cattanach(1) Eric J. Foss Jon A. Grove Lynne B. Sagalyn
•   Administers and approves general compensation policies applicable to our key executive officers
•   Reviews and approves compensation for the board and its committees
•   Reviews and ensures the appropriate administration of our compensation and benefit plans, programs and policies
•   Determines and approves the compensation of our CEO
•   Sets annual objectives for, and evaluates the performance of, our CEO, with input from the board
•   Reviews and recommends to the board short- and long-term compensation for the principal officers of the company who report directly to our CEO
•   Approves all employment and severance agreements for senior vice presidents and above
•   Develops and administers the contributions and awards, if any, under the 401(k) and profit sharing plans and management incentive programs and other management compensation, if any, including the stock purchase plan and the long-term incentive plan
•   Appointment and provide oversight of our independent compensation consultants
			7
Governance	James D. Klingbeil(1) Katherine A. Cattanach Eric J. Foss Robert P. Freeman Jon A. Grove Lynne B. Sagalyn Mark J. Sandler Thomas C. Wajnert	• Exercises general oversight of board governance matters • Reviews the size, role, composition and structure of our board and its committees • Reviews and evaluates the board and its members • Serves as the nominating committee for board members • Reviews and updates our Corporate Governance Policies • Considers, develops and makes recommendations to the board regarding matters related to corporate governance • Ensures that each committee conducts an annual assessment	4
Executive	James D. Klingbeil(1) Lynne B. Sagalyn Thomas W. Toomey	• Performs the duties and exercises the powers delegated to it by the board • Meets only when board action on a significant matter is required and it is impractical or not feasible to convene a full meeting of the board of directors	0

(1)	Committee Chair.

The Chairman of the Board is an ex-officio member of the Audit and Compensation Committees. In the event that the Chair of the Governance Committee is not also the Chairman of the Board, the Chairman of the Board will be an ex-officio member of the Governance Committee.

Board Leadership Structure and Risk Oversight

We separate the roles of the Chairman of the Board and Chief Executive Officer in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the company and the day to day leadership and performance of the company, while the Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for the board meetings and presides over meetings of the board. The board believes that the Chief Executive Officer offers the company-specific expertise and extensive industry knowledge that is necessary as we seek to strengthen our portfolio, continually improve operations and maintain access to low-cost capital, while our Chairman of the Board is able at the same time to lead the board’s efforts in oversight of the company and its management.

As stated in our Statement on Corporate Governance, the board will exercise its discretion in combining or separating the offices of Chairman of the Board and Chief Executive Officer. The determination will be based on the board’s judgment of the best interests of the company from time to time. If the offices of Chairman of the Board and Chief Executive Officer are combined or if the Chairman does not qualify as an independent director, the board will designate a Lead Independent Director, who will chair the executive sessions of the board and have such other duties as the board deems appropriate. The name of the Lead Independent Director will be disclosed in our annual proxy statement. The board’s administration of its risk oversight function has not affected the board’s leadership structure.

The board’s role in the company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the company, including operational, financial, legal, strategic and reputational risks.

The Audit Committee, established in accordance with the applicable provisions of the Securities Exchange Act of 1934, assists the board in fulfilling its oversight responsibility by performing the following: (1) reviewing with management the company’s major financial exposures, including risk exposure to floating rate debt and the steps management has taken to monitor and control such exposures, including the company’s risk assessment process and risk management policies, (2) reviewing and discussing with management, the internal auditors and the independent auditors, the company’s policies with respect to risk assessment and risk management, and (3) establishing procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by company employees of concerns regarding questionable accounting or auditing matters. As set forth in the charter of the Audit Committee, no director may serve as a member of the Audit Committee if such director serves on the audit committee of more than two other public companies. No member of our Audit Committee serves on the audit committee of more than two other public companies.

Board Attendance at Annual Meeting

The board has adopted the following policy on director attendance at meetings: Absent extenuating circumstances, directors are expected to attend in person our annual meeting of stockholders, all regularly scheduled board and committee meetings and to participate telephonically in regularly scheduled board and committee meetings when they are unable to attend in person. All of our directors attended our 2010 annual meeting of stockholders.

COMPENSATION OF DIRECTORS

The following table provides information concerning the compensation of our directors for fiscal 2010.

Director Compensation Table

						Change in
						Pension
						Value and
						Nonqualified
	Fees Earned				Non-Equity	Deferred
	or Paid	Stock		Option	Incentive Plan	Compensation	All Other
Name	in Cash ($)	Awards ($)		Awards ($)	Compensation ($)	Earnings	Compensation ($)		Total ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)

Katherine A. Cattanach	$65,000	$90,000	(1)(2)	-0-	-0-	-0-	$4,025	(3)	$159,025
Eric J. Foss	65,000	90,000	(1)(2)	-0-	-0-	-0-	4,025	(3)	159,025
Robert P. Freeman	65,000	90,000	(1)(2)	-0-	-0-	-0-	4,025	(3)	159,025
Jon A. Grove	65,000	90,000	(1)(2)	-0-	-0-	-0-	4,025	(3)	159,025
James D. Klingbeil	100,000	180,000	(1)(2)(5)	-0-	-0-	-0-	5,567	(3)	285,567
Robert C. Larson	100,000 (4)	180,000	(1)(2)	-0-	-0-	-0-	1,999	(3)	281,999
Thomas R. Oliver	65,000	90,000	(1)(2)(6)	-0-	-0-	-0-	1,999	(3)	156,999
Lynne B. Sagalyn	72,500	90,000	(1)(2)	-0-	-0-	-0-	4,025	(3)	166,525
Mark J. Sandler	65,000	90,000	(1)(2)	-0-	-0-	-0-	4,025	(3)	159,025
Thomas W. Toomey(7)	-0-	-0-		-0-	-0-	-0-	-0-		-0-
Thomas C. Wajnert	65,000	90,000	(1)(2)	-0-	-0-	-0-	4,025	(3)	159,025

(1)	The dollar amount reflected in the “Stock Awards” column reflects the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of a grant of 5,552 shares (11,104 shares for a non-employee Chairman of the Board) of restricted common stock (priced at $16.21 per share, which was the closing sales price of our common stock on January 4, 2010, the date of grant), which vests on the anniversary date of the grant, as discussed below under “Director Compensation Table Discussion.”

(2)	The following table sets forth the restricted stock awards and non-qualified stock option awards outstanding as of December 31, 2010 for each of our non-employee directors. Mr. Toomey’s holdings are set forth under the heading “Executive Compensation” in this proxy statement. The restrictions relating to these awards are described in more detail below under the heading “Director Compensation Table Discussion — 2010 Director Compensation Program.”

		Non-Qualified Stock
	Restricted Stock	Option Awards
Director	Awards Outstanding*	Outstanding

Katherine A. Cattanach	5,552	-0-
Eric J. Foss	5,552	-0-
Robert P. Freeman	5,552	-0-
Jon A. Grove	5,552	20,821
James D. Klingbeil	9,777	-0-
Lynne B. Sagalyn	5,552	5,949
Mark J. Sandler	5,552	-0-
Thomas C. Wajnert	5,552	-0-

*	Restricted stock awards that were granted on January 3, 2011 pursuant to our 2011 independent director compensation program are not included in this table but are discussed below under “Director Compensation Table Discussion — 2011 Director Compensation Program.”

(3)	The dollar amount in this column includes dividends on all outstanding stock awards.

(4)	Mr. Larson was Chairman of the board of directors until he passed away on March 11, 2010. As Chairman he received an annual retainer of $100,000 in 2010.

(5)	On March 11, 2010, Mr. Klingbeil succeeded Mr. Larson as Chairman of the board of directors and was paid an additional $35,000 in cash and received a restricted stock grant of $90,000 or 4,225 shares ($21.30 per share).

(6)	Mr. Oliver did not stand for reelection at the annual meeting in May 2010.

(7)	Mr. Toomey is our Chief Executive Officer and President. Because he is an employee of the company, he receives no additional compensation for service as a director of the company. His total compensation for 2010 is set forth below under the heading “Executive Compensation.”

Director Compensation Table Discussion

Our compensation program for independent directors is designed to attract and retain highly qualified board members who can work with senior management to establish key strategic goals in support of long-term stockholder value creation. The program consisted of a combination of cash retainers for board and committee service and service-based restricted stock. Total compensation associated with cash retainers and restricted stock was targeted at the median level of the designated peer group of apartment REITs. Annual retainers for board and committee service were set at competitive levels in recognition of the time commitments and responsibility levels associated with serving on public company boards within the current environment.

We believe that the attraction and retention of quality board members has become more challenging as a result of global and domestic trends in corporate governance and regulation and competition for qualified, talented director candidates. As a result we expect to continue to review our independent director compensation annually to ensure that we are competitive and to allow us to recruit and retain qualified candidates to serve as directors of the company.

2010 Director Compensation Program

Retainer.  Director compensation for 2010 was unchanged from the compensation paid in 2009. In 2010, each non-employee director received an annual retainer fee of $50,000 ($100,000 for a non-employee Chairman of the Board). Non-employee directors, other than committee chairpersons, also received an annual retainer fee of $7,500 for each committee on which they served. The chairpersons of each of the Audit, Compensation and Governance Committees received an annual retainer fee of $15,000. Non-employee directors who were members of the Executive Committee, other than the Chairman of the Board, also received an annual retainer fee of $7,500 for their service on the Executive Committee and the Chairperson of the Executive Committee, other than the Chairman of the Board, received an annual retainer fee of $15,000. These fees were paid in January 2010.

Stock Grant.  On January 4, 2010, each non-employee director also received a grant of $90,000 in value of shares of restricted stock ($180,000 for a non-employee Chairman of the Board) priced at $16.21 per share, which was the closing sales price of our common stock on January 4, 2010, the date of grant. The 5,552 shares of restricted stock (11,104 shares for the non-employee Chairman of the Board) will vest on the anniversary of the date of grant. The non-employee directors receiving restricted stock are entitled to receive dividends during the vesting period; however, any unvested shares at the end of the one-year vesting period will be returned to us and cancelled.

Directors who are also employees of the company received no additional compensation for service as a director. All directors were reimbursed for expenses incurred in connection with attending a board meeting or committee meeting in accordance with our Director Expense Reimbursement Policy.

2011 Director Compensation Program

Retainer.  For 2011, each non-employee director will receive an annual retainer fee of $65,000 ($100,000 for a non-employee Chairman of the Board). The chairpersons of each of the Audit and

Compensation Committees will receive an annual retainer fee of $7,500. These fees were paid in January 2011.

Stock Grant.  On January 3, 2011, each non-employee director also received a grant of $90,000 in value of shares of restricted stock ($180,000 for a non-employee Chairman of the Board) priced at $23.87 per share, which was the closing sales price of our common stock for January 3, 2011, the date of grant. The 3,770 shares of restricted stock (7,541 shares for the non-employee Chairman of the Board) will vest on the anniversary of the date of grant. The non-employee directors receiving restricted stock are entitled to receive dividends during the vesting period; however, any unvested shares at the end of the one-year vesting period will be returned to us and cancelled.

Directors who are also employees of the company receive no additional compensation for service as a director. All directors are reimbursed for expenses incurred in connection with attending a board meeting or committee meeting in accordance with our Director Expense Reimbursement Policy.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Following Mr. Larson’s death on March 11, 2010, our board of directors consisted of ten members. Mr. Thomas R. Oliver, a member of our board of directors during fiscal year 2010, did not stand for reelection upon the expiration of his term at the 2010 annual meeting of stockholders. Upon the expiration of Mr. Oliver’s term at the 2010 annual meeting of stockholders, the size of our board of directors was fixed at nine members. The nine individuals listed below, each of whom is currently a member of the board, have been nominated for election to the board at the 2011 annual meeting of stockholders. If any of the nominees is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee who is designated by the present board of directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The directors elected will hold their respective offices until the next annual meeting of stockholders or until their successors are elected and qualified.

Name of Nominee	Age	Position(s) with the Company	Director Since

Katherine A. Cattanach	65	Director	2006
Eric J. Foss	52	Director	2003
Robert P. Freeman	65	Director	1998
Jon A. Grove	66	Director	1998
James D. Klingbeil	75	Chairman of the Board	1998
Lynne B. Sagalyn	63	Vice Chair of the Board	1996
Mark J. Sandler	68	Director	1996
Thomas W. Toomey	50	Chief Executive Officer, President and Director	2001
Thomas C. Wajnert	67	Director	2006

There is no family relationship between any of our directors or executive officers.

Katherine A. Cattanach, Ph.D. was a General Partner of INVESCO Private Capital, Inc. (formerly Sovereign Financial Services, Inc.), a company specializing in private equity investments, from 1987 to 2005. From 2005 to March 2006, she served as a director and member of the audit and compensation committees of Collect America, Ltd. She is currently a member and Chair of the Denver Museum of Nature and Science Foundation Board and a member, former director and President of the Denver Society of Security Analysts. She is active in and serves as a member of numerous charitable organizations.

Eric J. Foss is Chief Executive Officer of Pepsi Beverages Company. From July 2006 until the merger of The Pepsi Bottling Group, Inc. with PepsiCo, Inc. in February 2010, Mr. Foss was the Chairman and Chief Executive Officer of The Pepsi Bottling Group, Inc. From September 2005 to July 2006, Mr. Foss served as the Chief Operating Officer of The Pepsi Bottling Group, Inc. Previously, Mr. Foss served as the President of the North America division of Pepsi Bottling Group, Inc. from September 2001 to September 2005. Mr. Foss also served as Executive Vice President of the North America division of Pepsi Bottling Group, Inc., from August 2000 to September 2001, was Senior Vice President of Sales and Marketing for the North America division of Pepsi Bottling Group, Inc., from March 1999 to August 2000 and was General Manager of European Operations for PepsiCo from December 1996 to March 1999.

Robert P. Freeman has served as Senior Managing Director and Principal of Greyfields Investors LLC, a real estate private equity company, since 2007, and has also served as President of Landfall Capital LLC, a private real estate merchant bank, since 2001. Previously, Mr. Freeman was a Managing Director of Wells Hill Partners, Ltd., a real estate investment banking firm, from 1999-2001 and a Managing Director of Lazard Frères & Co. LLC, a private investment bank, and President of Lazard Frères Real Estate Investors, L.L.C., a real estate investment company, from 1992 to 1999. Each of the companies mentioned is based in New York, New York. He is active in and serves as a director of numerous private companies and charitable organizations.

Jon A. Grove was the Chairman, President and Chief Executive Officer of ASR Investments Corporation since its organization in 1987 until our acquisition of ASR in 1998. He currently serves as Chairman and director of American Southwest Holdings, LLC and SecurNet Mortgage Securities LLC, both located in Phoenix, Arizona.

James D. Klingbeil has been the Chairman of the Board of Directors since March 2010, having served as the Vice Chairman of the Board from October 2000 until March 2010. He also serves as Chairman and Chief Executive Officer of Klingbeil Multifamily Fund IV, Klingbeil Multifamily Fund V (f/k/a American Apartment Communities III), Klingbeil Multifamily Fund VI, Klingbeil Multifamily Fund VII and Klingbeil Multifamily Fund VIII. He was Chairman and Chief Executive Officer of American Apartment Communities II from 1995 until its merger with the company in December of 1998. He is also Chairman and Chief Executive Officer of Klingbeil Capital Management and The Klingbeil Company. He currently serves as a director of Broad Street Financial and numerous other private companies. He is also the past Chairman and a lifetime member of the Board of Trustees of the Urban Land Institute and Chairman of the ULI Foundation Board.

Lynne B. Sagalyn, Ph.D.  has been the Vice Chair of the board of directors since March 2010. She has been the Earle W. Kazis and Benjamin Schore Professor of Real Estate and Director of the Paul Milstein Center for Real Estate at Columbia Business School since July 2008, positions she also held from 1992 through 2003. From January 2004 to July 2008 she was a Professor of Real Estate Development and Planning at the University of Pennsylvania, with appointments in both the School of Design (City Planning) and the Wharton School (Real Estate). She was an Associate Professor of Planning and Real Estate Development at Massachusetts Institute of Technology. Dr. Sagalyn is a director and Chair of the audit committee of Capital Trust, Inc. (NYSE), a public real estate investment trust that specializes in real estate lending and a member of the Advisory Board of Goldman Family Enterprises. She also serves on the board of directors of the Regional Plan Association of New York, an independent not-for-profit regional planning organization. In addition, she has also served on the New York City Board of Education Chancellor’s Commission on the Capital Plan.

Mark J. Sandler was a Senior Managing Director of Bear, Stearns & Co., Inc., an investment banking firm, in charge of its real estate operations until his retirement in October 1988. From 1968 through 1980 he was a Partner with Donaldson Lufkin & Jenrette, an investment banking firm. Since that time, Mr. Sandler has managed his personal and family investments. He served as a Trustee of Amherst College and of Northfield Mt. Hermon School and was also a founder of New Jersey SEEDS, which provides private school education for gifted, motivated but financially disadvantaged children.

Thomas W. Toomey has been our Chief Executive Officer and President since February 2001. Prior to joining us, Mr. Toomey was with Apartment Investment and Management Company, or AIMCO (NYSE), a publicly traded real estate investment trust, where he served as Chief Operating Officer for two years and Chief Financial Officer for four years. During his tenure at AIMCO, Mr. Toomey was instrumental in the growth of AIMCO from 34,000 apartment homes to 360,000 homes. He has also served as a Senior Vice President at Lincoln Property Company, a national real estate development, property management and real estate consulting company, from 1990 to 1995. He currently serves as a member of the board of the National

Association of Real Estate Investment Trusts, the National MultiHousing Council, a member of the Real Estate Roundtable, a member of the Pension Real Estate Association (PREA), an Urban Land Institute Governor and a trustee of the Oregon State University Foundation.

Thomas C. Wajnert currently serves as a Senior Managing Director of the Alta Group, LLC, a global consultancy to the financial services industry. He was Senior Advisor to Irving Place Capital Partners from 2006 to 2009. Mr. Wajnert had been Managing Director of Fairview Advisors, LLC, a merchant bank, from January 2002 to July 2006. He was Chairman and Chief Executive Officer of SEISMIQ, Inc, a provider of advanced technology to the commercial finance and leasing industry, from its founding in April 2000 until December 2001. Mr. Wajnert also was the Chairman of EPIX Holdings, Inc., a professional employer organization, from March 1998 until November 2003, where he also served as Chief Executive Officer from March 1998 to April 1999. Previously, Mr. Wajnert was Chairman of the Board of Directors from January 1992 until December 1997, and Chief Executive Officer from November 1984 until December 1997, of AT&T Capital Corporation (NYSE), a commercial finance and leasing company. He was self-employed from December 1997 to March 1998. Mr. Wajnert serves on the board of directors of Reynolds American, Inc. (NYSE) as non-executive chairman, and he served on the board of directors of NYFIX, Inc. (NASDAQ) until it was acquired by NYSE Euronext in November 2009.

Each nominee brings a strong and unique background and set of skills to our board of directors, giving the board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, corporate finance and financial markets, real estate investment and the real estate industry, and civic leadership. For each of our director nominees, set forth below are the specific experience, qualifications, attributes or skills that led the board to conclude that the person should serve as a director for the company.

Dr. Cattanach has a strong background in both business and academia, and her expertise in investments and finance is recognized nationally and internationally. She has a Ph.D. in Finance and she has served on the faculty of the College of Business at the University of Denver and as an Associate Professor of Finance at the University of Denver’s Graduate School of Business. She has served as a member of several corporate boards and board committees and on several partnership advisory boards. She has executive management experience, having served as Founder and Chief Executive Officer of Sovereign Financial Services, Inc. and as Executive Vice President of Captiva Corporation. Her civic leadership is also extensive, including the Colorado Commission on Higher Education, the Governing Board for the Colorado State University System, the Foundation for Metropolitan State College, and the Board of Trustees for the Colorado Chapter of the Nature Conservancy.

Mr. Foss has a background and expertise in managing all aspects of an operationally intensive, organizationally innovative and consumer-focused company, which brings invaluable experience and perspective to the deliberations of our board of directors. Having served as the Chairman and Chief Executive Officer of a large, NYSE-listed public company, his level of board experience, executive management skills and business leadership capabilities are valuable to our board of directors and to our company as a whole.

Mr. Freeman has been active in real estate related investment, management and development since the 1970’s. Currently he is a principal of a real estate private equity company that invests in, restructures and redevelops inefficient real estate and provides turnaround services and capital markets advice, and he founded a privately held real estate merchant bank that sources, structures and invests in real estate assets and securities. He has also served as President and Chief Executive Officer of two publicly traded real estate companies with national portfolios. His extensive experience in these various aspects of the real estate industry are a valuable asset to our board of directors and our business.

Mr. Grove brings extensive experience, skills and knowledge in running a business like ours. From 1987 to 1998, he served as the Chairman, President and Chief Executive Officer of a publicly traded real estate investment trust that owned and operated apartment communities. We acquired that company in 1998, and Mr. Grove has served on our board of directors since the acquisition.

Mr. Klingbeil has been active in nearly every aspect of real estate investment, development and management for almost 50 years, with a special focus on building, acquiring, managing and/or selling multifamily communities. He was Chairman and Chief Executive Officer of American Apartment Communities II, which had a value of $800 million when we acquired it in December 1998, and he has demonstrated exceptional leadership abilities as a member of our board of directors since that acquisition. He has managed numerous institutional investment programs that invest in apartment communities. He also serves on the board of numerous private companies.

Dr. Sagalyn has a strong background in business and academia. She is a specialist in real estate finance and urban development and is widely known as an expert in real estate equity securities and public development finance. Her research and writings on real estate investment, securitization, urban development and public policy have been published in both academic and professional journals. In addition to being a professor of real estate and real estate development and planning at Columbia Business School, University of Pennsylvania and MIT, she serves on the board of directors, and the audit committee of the board of directors, of another NYSE-listed real estate investment trust.

Mr. Sandler brings 20 years of investment banking experience, having served as a Senior Managing Director in charge of real estate operations at a major investment banking firm prior to his retirement in 1988. He has also shown leadership abilities through his civic activities, which include the founding of New Jersey SEEDS, an academic enrichment and leadership development program for high-achieving, low-income youth.

Mr. Toomey spearheads the vision and strategic direction of our company and has demonstrated strong business and leadership skills as our Chief Executive Officer. He had extensive experience in our industry prior to joining us, having served in executive positions at both AIMCO and Lincoln Property Company. He is also involved in other aspects of our industry, including service as a member of the board of NAREIT and an Urban Land Institute Governor. Mr. Toomey’s leadership and strategic vision in the multi-family industry are evidenced by his selection as one of the 10 Most Influential Executives for the Past Decade by Multifamily Executive Magazine.

Mr. Wajnert has strong executive management experience, having served as Chief Executive Officer of numerous companies during the course of his career, including an NYSE-listed public company. He has also served on the board of directors of a number of private and public companies, including service as Chairman of the Board of an NYSE-listed company. He has also served as managing director of a merchant bank and has a strong knowledge of financial markets.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a plurality of the votes cast is required for the election of a director, which means that the nine nominees receiving the highest number of affirmative votes cast at the meeting shall be elected as directors.

Our board of directors recommends that the stockholders vote “FOR” the director nominees listed above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the shares of our common stock beneficially owned by (1) each of our directors, (2) the named executive officers, (3) all of our directors and executive officers as a group, and (4) all persons known by us to beneficially own more than 5% of our outstanding voting stock. We have determined the beneficial ownership shown on this table in accordance with the rules of the SEC. Under those rules, shares are considered beneficially owned if held by the person indicated, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such security. Except as otherwise indicated in the accompanying footnotes, beneficial ownership is shown as of March 1, 2011.

	Amount and Nature of Beneficial Ownership
				Shares for Which
				Beneficial
			Shares for Which	Ownership can
			Beneficial	be Acquired
			Ownership can	upon
	Shares		be Acquired	Redemption of	Total Beneficial Ownership
	Beneficially		Within 60	Partnership	Number of	Percent of
Name of Beneficial Owner	Owned(1)		Days(2)	Interests(3)	Shares(2)(4)	Class(4)(5)

Thomas W. Toomey	1,483,672	(6)	1,308,199	—	2,791,871	1.51%
James D. Klingbeil	128,431	(7)	—	2,237,282 (6)	2,365,713	1.28%
Warren L. Troupe	367,531		648,752	—	1,016,283	*
Jon A. Grove	278,917		456,292	—	735,209	*
W. Mark Wallis	323,789	(8)	—	—	323,789	*
Mark J. Sandler	97,310	(9)	—	—	97,310	*
Lynne B. Sagalyn	76,837	(10)	5,949	—	82,786	*
Robert P. Freeman	71,659		—	—	71,659	*
Jerry A. Davis	52,696	(11)	14,639	—	67,335	*
David L. Messenger	45,330		14,806	—	60,136	*
Eric J. Foss	34,999		—	—	34,999	*
Katherine A. Cattanach	29,119		—	—	29,119	*
Thomas C. Wajnert	26,116		—	—	26,116	*
All directors and executive officers as a group (19 persons)	3,376,768		2,493,681	2,237,282	8,107,731	4.31%
Cohen & Steers, Inc.(12)	19,000,387		—	—	19,000,387	10.37%
The Vanguard Group Inc.(13)	16,164,542		—	—	16,164,542	8.82%
Vanguard Specialized Funds(14)	9,485,294		—	—	9,485,294	5.18%
BlackRock, Inc.(15)	14,355,960				14,355,960	7.83%
ING Clarion Real Estate Securities, LLC(16)	12,534,736		—	—	12,534,736	6.84%
FMR LLC(17)	11,956,469		—	—	11,956,469	6.52%

*	Represents beneficial ownership of less than 1%, based on 183,253,267 shares of common stock outstanding as of March 1, 2011. On March 1, 2011, there were 2,803,812 shares of our Series E preferred stock and 2,534,846 shares of our Series F preferred stock outstanding.

(1)	Does not include restricted shares granted to the following individuals under the 2010-2012 LTI Program, because the restricted shares do not vest until the achievement by the company of certain performance goals, as described under “Executive Compensation — Compensation Discussion and Analysis — How We Determined Compensation for 2010 — LTI Compensation:” Mr. Toomey (394,465 shares), Mr. Troupe (256,552 shares), Mr. Messenger (78,937 shares) and Mr. Davis (78,937 shares). In addition to the shares of common stock beneficially owned, Mr. Klingbeil is deemed to beneficially own indirectly 2,237,282 shares of our Series F preferred stock held by certain trusts, limited partnerships, limited liability companies and other entities, or 88.26% of our outstanding Series F preferred stock.

(2)	Assumes exercise in full of all options exercisable within 60 days of March 1, 2011, by our directors and executive officers. For Mr. Grove, this also includes 435,471 shares beneficially held in ASR Investments Corporation Key Executive Share Option Plan.

(3)	Includes the number of shares of common stock into which partnership units (“OP Units”) of United Dominion Realty, L.P., a Delaware limited partnership (“UDR LP”), beneficially owned by the person are redeemable if the company elects to issue shares of common stock rather than pay cash on such redemption. The holder of the OP Units has the right to require UDR LP to redeem all or a portion of the OP Units held by the holder in exchange for a cash payment based on the market value of our common stock at the time of redemption. However, UDR LP’s obligation to pay the cash amount is subject to the prior right of the company to acquire such OP Units in exchange for either the cash amount or shares of our common stock.

(4)	Such beneficial ownership calculations assume that all OP Units beneficially owned by the person indicated and outstanding as of March 1, 2011, are redeemed in exchange for shares of common stock (notwithstanding any holding period requirements or exchange rights). See Notes (3) and (7).

(5)	Based on 183,253,267 shares of common stock outstanding at the close of business on March 1, 2011. Shares issuable pursuant to options which are exercisable within 60 days of March 1, 2011, or upon redemption of the OP Units, are deemed outstanding for computing the percentage of the person holding such options or shares, but are not deemed outstanding for computing the percentage of any other person.

(6)	Includes 89,424 shares of common stock subject to a pledge.

(7)	Shares beneficially owned include 44,345 shares of common stock held by PKD Foundation. Mr. Klingbeil has the power to direct the voting of such shares. Mr. Klingbeil is deemed to indirectly beneficially own 2,237,282 shares of common stock into which OP Units directly owned by certain trusts, limited partnerships, limited liability companies and other entities are redeemable if the company elects to issue shares of common stock rather than pay cash on such redemption. Includes 1,108,805 OP Units pledged as security.

(8)	The retirement of Mr. Wallis was effective on December 31, 2010. Includes 3,620 shares of common stock indirectly held by a SEP IRA and 27,679 shares of common stock owned by Wallis Investments LLC.

(9)	Includes 5,000 shares indirectly held in a trust for Mr. Sandler’s children.

(10)	Includes 1,296 shares of common stock held by Dr. Sagalyn’s husband and 540 shares of common stock jointly owned by Dr. Sagalyn and her daughter, which shares Dr. Sagalyn may be deemed the beneficial owner of as a result of her shared power to vote and dispose of such shares. Dr. Sagalyn disclaims any beneficial ownership interest in such shares. Dr. Sagalyn also beneficially owns 1,200 shares of our 6.75% Series G Cumulative Redeemable Preferred Stock.

(11)	Includes 1,358 shares indirectly held in a trust for Mr. Davis’s children.

(12)	Beneficial ownership is as of January 31, 2011, as reflected in a statement on Schedule 13G filed by Cohen & Steers, Inc. (“C&S”) with the SEC on February 11, 2011. According to such Schedule 13G, C&S, a parent holding company, reported that it has sole voting power with respect to 16,697,240 shares of common stock and sole dispositive power with respect to 19,000,387 shares of common stock. Cohen & Steers Capital Management, Inc. (“CSCA”), a wholly-owned subsidiary of C&S and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, reported that it has sole voting power with respect to 16,468,796 shares and sole dispositive power with respect to 18,548,515 shares. Cohen & Steers Europe S.A., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, reported that it has sole voting power with respect to 228,444 shares and sole dispositive power with respect to 451,872 shares. C&S and CSCA together hold a 100% interest in Cohen & Steers Europe S.A. The address for each of C&S and CSCA is 280 Park Avenue, 10th Floor,

New York, New York 10017. The address for Cohen & Steers Europe S.A. is Chausee de la Hulpe 116, 1170 Brussels, Belgium.

(13)	Beneficial ownership is as of December 31, 2010, as reflected in a statement on Schedule 13G filed by The Vanguard Group Inc. (“Vanguard”) with the SEC on February 10, 2011. Vanguard has its principal business office at 100 Vanguard Blvd., Malvern, PA 19355. Vanguard has the sole power to dispose of 16,042,752 shares owned and the sole power to vote or direct the voting of 121,790 shares owned. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, is the beneficial owner of 121,790 shares, and Vanguard shares the power to dispose of these shares with Vanguard Fiduciary Trust Company.

(14)	Beneficial ownership is as of December 31, 2010, as reflected in a statement on Schedule 13G filed by Vanguard Specialized Funds — Vanguard REIT Index Fund (“Vanguard Specialized”) with the SEC on February 10, 2011. Vanguard Specialized has its principal business office at 100 Vanguard Blvd., Malvern, PA 19355. Vanguard Specialized has the sole power to vote or direct the voting of 9,485,294 shares of common stock owned.

(15)	Beneficial ownership is as of December 31, 2010, as reflected in a statement on Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 9, 2011. Based on information contained in the Schedule 13G, BlackRock is the beneficial owner, with sole voting and sole dispositive power, of 14,355,960 shares of our common stock as a result of being a parent company or control person of the following subsidiaries, each of which holds less than 5% of the outstanding shares of common stock: BlackRock Japan Co. Ltd, BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, Blackrock Fund Managers Limited, Blackrock Asset Management Ireland Limited and BlackRock International Ltd. BlackRock has its principal business office at 40 East 52nd Street, New York, New York 10022.

(16)	Beneficial ownership is as of December 31, 2010, as reflected in a statement on Schedule 13G filed by ING Clarion Real Estate Securities, LLC (“ING”) with the SEC on February 15, 2011. ING has its principal business office at 201 King of Prussia Road, Suite 600, Radnor, PA 19087. ING has the sole power to dispose of 12,534,736 shares of common stock owned, the sole power to vote or direct the voting of 5,879,283 shares owned and shared voting power with respect to 5,860 of the shares beneficially owned.

(17)	Beneficial ownership is as of December 31, 2010, as reflected in a statement on Schedule 13G filed by FMR LLC with the SEC on February 14, 2011. Based on information contained in the Schedule 13G, Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC, is the beneficial owner of 3,695,893 shares of our common stock as a result of acting as investment adviser to various investment companies. The number of shares includes 159,614 shares of common stock resulting from the assumed conversion of $5,500,000 principal amount of the company’s 3.625% convertible notes due September 15, 2011. FMR LLC and Fidelity have their principal place of business at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d, FMR LLC, through its control of Fidelity, and the funds each has the sole power to dispose of the 3,695,893 shares owned by the funds. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Board of Trustees. Pyramis Global Advisors, LLC (“Pyramis”), with a principal place of business at 900 Salem Street, Smithfield, Rhode Island 02917, is an indirect wholly owned subsidiary of FMR LLC and is the beneficial owner of 120,456 shares as a result of its serving as investment adviser to institutional accounts. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis, each has the sole power to dispose of, and the sole power to vote or to direct the voting of, the 120,456 shares of common stock owned by the institutional accounts. Strategic Advisers, Inc., with a principal place of business at 82 Devonshire Street, Boston, Massachusetts 02109, provides investment advisory services to individuals. As such, FMR LLC’s beneficial ownership includes 485 shares of the common stock beneficially owned through Strategic Advisers, Inc. FIL Limited, which has a principal place of business at Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL Limited is the beneficial owner of 8,139,635 shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section describes our compensation programs and policies:

•	Compensation Design and Philosophy

•	Components of Compensation

•	Review of 2010 Compensation:

— Base Salary for 2010

— Short-term Incentive Compensation for 2010

— Long-Term Incentive Award

•	2011 Compensation

Executive Summary

Our compensation programs are designed to align the interests of our named executive officers with the interests of our stockholders by providing market competitive compensation that is closely tied to short-term and long-term performance goals set by our Compensation and Management Development Committee, which we refer to herein as the “Compensation Committee.” The compensation of our named executive officers is comprised of a mix of base salary, short term incentive compensation and long-term incentive awards, with the objective that such total direct compensation should be targeted between the 50th percentile and the 75th percentile of similarly-sized relevant peer group companies when target performance objectives are met.

Despite a challenging economic and financial environment, we achieved strong operating results in 2010, as noted in the metrics described below. For a more detailed description of our 2010 performance, please see our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K.

	Fiscal Year 2010

Funds from Operations (“FFO”) (per share)	$1.09
Same Store Net Operating Income (per share)	$2.12
Dividends Declared (per share)	$0.73
Stockholder Return	$1.25 billion	(1)
Growth in Enterprise Value	$1.94 billion

(1)	Stock appreciation of $1.14 billion and dividends of $114 million or a return to stockholders of 50%.

Our 2010 performance, including our 2010 performance relative to our peers, along with the individual performance of our executive officers, served as key factors in determining compensation for 2010. In determining the compensation of our named executive officers in 2010, the Compensation Committee’s considerations included the following:

•	Based on the recent economic environment and expectations as to future economic conditions, the salaries of our executive officers have remained the same in 2009 and 2010.

•	Short-term incentives were designed to provide a competitive annual compensation opportunity based on the achievement of key annual performance metrics and individual performance.

•	Long-term incentives, comprised of awards of restricted shares of our common stock that vest only if the company meets specific performance targets over a three-year performance period, constitute the most significant component of our executive officers’ compensation, which closely aligns their long-term interests with the long-term interests of our stockholders, while mitigating potential risks related to our compensation programs.

•	Our compensation programs continue to provide compensation that remains competitive with other real estate investment companies, so that we are in a position to attract, retain and reward experienced and highly-motivated executive officers who are able to contribute to our long-term growth and profitability.

In November 2010, we acquired The Hanover Company’s partnership interests in the Hanover/MetLife Master Limited Partnership (the “UDR/MetLife Partnership”). The UDR/MetLife Partnership owns a $2.4 billion portfolio consisting of 26 operating communities containing 5,748 homes and 11 land parcels with the potential to develop approximately 2,300 additional homes. Under the terms of the UDR/MetLife Partnership, we will act as the general partner and earn fees for property and asset management and financing transactions. This transaction was viewed by the Compensation Committee as a potentially transformative strategic acquisition for the company, and the Compensation Committee factored the successful completion of this transaction into compensation decisions for the named executive officers in 2010.

In 2010, we changed our compensation policies and programs in ways that further align the interests of our named executive officers with the interests of the company and our stockholders, including:

•	In February 2010, our board of directors approved the company’s Policy on Recoupment of Performance-Based Incentives, which applies to our executive officers, including our named executive officers, and their performance-based incentive compensation beginning with their 2010 compensation. This policy provides that if the board of directors determines that the company’s financial statements are required to be restated as a result of fraud committed by an executive officer, the board may, in its sole discretion, seek to recoup any portion of the performance-based awards that the executive officer would not have received if the company’s financial results had been reported properly.

•	The Compensation Committee established the 2010-2012 Long-Term Incentive Program for the company’s senior executive officers, including Messrs. Toomey, Messenger, Troupe, Wallis and Davis. Under this program, the named executive officers were each awarded a grant of restricted shares of our common stock, which will vest only if the company meets specified performance targets over a three-year performance period.

The changes that we made to our compensation policies and programs during 2010 build upon the strong foundation of our relevant corporate governance framework and our compensation philosophy, including:

•	Our Executive Stock Ownership Guidelines, which require that our executive officers own a specified number of shares of the company’s common stock as determined by the executive officer’s position within four years of the date of the executive officer’s employment or appointment with the company. All of our named executive officers have met the Executive Stock Ownership Guidelines applicable to their position.

•	Our prohibition on any company personnel, including our named executive officers, engaging in any short-term, speculative securities transactions without prior approval, including purchasing securities on margin, engaging in short sales, buying or selling put or call options, trading in options (other than those granted by the company) and engaging in hedging transactions.

•	The company provides only limited perquisites to our named executive officers.

•	The Compensation Committee’s engagement of its own independent compensation consultant that does not provide any additional services to the company.

•	The Compensation Committee’s review of external market considerations, as well as internal considerations and the long term interests of our stockholders, when making compensation decisions.

•	The ongoing consideration and oversight by the Compensation Committee with respect to any potential risks associated with our incentive compensation programs.

Our named executive officers for 2010 are:

•	Thomas W. Toomey, Chief Executive Officer and President

•	David L. Messenger, Senior Vice President and Chief Financial Officer

•	Warren L. Troupe, Senior Executive Vice President

•	W. Mark Wallis, Senior Executive Vice President

•	Jerry A. Davis, Senior Vice President — Property Operations

As described in more detail below, on October 7, 2010 Mr. Wallis informed the company of his decision to retire from the company effective December 31, 2010. The 2010 compensation decisions for Mr. Wallis are described under the heading “Retirement of Mr. Wallis.”

Compensation Design and Philosophy

Our compensation programs are designed to further our strategic plan and our goal of increasing stockholder value by providing equitable economic motivation to our executive officers and other key employees. The compensation of each of our executive officers is influenced significantly by the executive officer’s performance as well as the compensation levels of appropriate peer group companies. More specifically, our compensation program seeks to:

•	be grounded in the mission of our business and reflect key strategic imperatives and talent needs,

•	become a strategic advantage rather than simply a means for staying competitive,

•	provide appropriate incentives for the executive officers while aligning their interests with those of our stockholders,

•	provide compensation competitive with other real estate investment companies in order to attract, retain and reward experienced and highly-motivated executives who can contribute to our long-term growth and profitability,

•	focus executive officers on current and long-term business objectives and critical issues,

•	mitigate risk by emphasizing long-term compensation and financial performance measures correlated with growing stockholder value, and

•	remain consistent with our operating style, shared values, compensation history and overall culture.

Our Compensation Committee is composed of independent directors and is responsible for developing and administering compensation programs for (1) executive officers, including base salaries and short-term and long-term incentive compensation plans, and (2) long-term incentive compensation plans for all of our associates. The members of the Compensation Committee meet each year in executive session, without the CEO present, to evaluate the performance of our CEO. Our CEO makes recommendations to, and consults with, the Compensation Committee as to the amount of proposed base salaries for the executive officers who report directly to our CEO. After such consultation, the Compensation Committee sets the base salaries for the year for these executive officers and approves salary ranges for other executive officers, typically through competitive “benchmarking” based primarily on salaries paid for similar positions within the real estate and REIT industry (with an emphasis on the multi-family sector of the industry) as published in industry statistical surveys and the proposed base salary relative to that of the other executive officers.

Our compensation philosophy is that total direct compensation, or “TDC,” which consists of base salary, short-term incentive compensation and target long-term incentive compensation, should be targeted between the 50th percentile and the 75th percentile of similarly-sized relevant peer group companies when target performance objectives are met. This targeted range has been selected because we believe it results in compensation that is competitive among these compensation peer group companies and fair to our executives, which furthers our goal of attracting, retaining and rewarding experienced and highly-motivated executives who will make long-term career contributions to UDR and will have less economic incentive to leave UDR.

In evaluating TDC, Mercer has analyzed the value of target long-term incentives under our 2010-2012 Long-Term Incentive Program. By contrast, for the purposes of the Summary Compensation Table below, the Securities and Exchange Commission requires that we report the entire aggregate grant date fair value of the shares of restricted stock granted under the 2010-2012 Long-Term Incentive Program in the year of the grant, even though vesting of the restricted shares is based on the company meeting specified performance targets during a three-year performance period ending December 31, 2012.

For 2010, the compensation peer group, which we refer to herein as the “diversified public REIT peer group,” included the companies listed in the table below. The companies listed below consist of eight apartment REITs and nine comparably-sized REITs in other property sectors, recognizing that UDR competes with all REITs for executive talent and capital.

		Equity Market
		Capitalization	2010
	NYSE	(December 31,	Fiscal Year End	NAREIT
Peer Group Company	Symbol	2010)(1)	Total Assets	Property Sector
		(In millions)	(In millions)

Alexandria Real Estate Equities Inc.	ARE	$4,027	$5,906	Office
Apartment Investment and Management Company	AIV	$3,025	$7,379	Apartments
AvalonBay Communities Inc.	AVB	$9,688	$7,821	Apartments
BRE Properties Inc.	BRE	$2,813	$3,156	Apartments
Camden Property Trust	CPT	$3,870	$4,700	Apartments
CBL & Associates Properties	CBL	$2,416	$7,507	Regional Malls
Developers Diversified Realty Corporation	DDR	$3,609	$7,768	Shopping Centers
Douglas Emmett Inc.	DEI	$2,050	$6,279	Office/Apartments
Equity Residential	EQR	$15,028	$16,184	Apartments
Essex Property Trust	ESS	$3,578	$3,733	Apartments
Home Properties Inc.	HME	$2,088	$3,635	Apartments
Liberty Property Trust	LRY	$3,646	$5,063	Mixed Office
Mack-Cali Realty Corporation	CLI	$2,629	$4,362	Office
Mid-America Apartment Communities Inc.	MAA	$2,214	$2,176	Apartments
Regency Centers Corporation	REG	$3,459	$3,974	Shopping Centers
The Macerich Company	MAC	$6,163	$7,645	Regional Malls
Weingarten Realty Investors	WRI	$2,861	$4,808	Shopping Centers/Industrial

(1)	Equity Market Capitalization based on closing price and total shares outstanding as of December 31, 2010.

The Compensation Committee reviews and approves the compensation peer group annually. Each year management and the Compensation Committee’s consultants provide data on the peer group companies to the Compensation Committee. Members of the peer group must be a publicly traded REIT based in the United States and of a size and equity market capitalization that are comparable to UDR.

Compensation Consultants

The Compensation Committee has the sole authority to retain and terminate any compensation consultants to be used to assist in establishing compensation for our senior executives and to approve such consultants’ fees and other retention terms. The Compensation Committee engaged Mercer (US) Inc., or “Mercer,” to assess the total compensation competitiveness of our executive officers for 2010 by conducting a market pay analysis to develop market values from peer group pay data and published surveys. Mercer reports directly to the Compensation Committee and the Compensation Committee is free to replace Mercer or to hire additional consultants from time to time. Mercer did not provide any other services to UDR in 2010, and we do not anticipate that Mercer will provide any other services to the company in the foreseeable future.

As part of their engagement, Mercer provided the Compensation Committee and our CEO with a market pay analysis of composite market values for base salary, total cash compensation (consisting of base salary plus annual incentives), long-term incentive compensation and total direct compensation. In addition, Mercer reviewed the competitiveness of the pay levels of our named executive officers and certain other officers against pay levels for a diversified public REIT peer group of comparably-sized REITs, a number of whom are direct competitors with the company. For 2010, the diversified public REIT peer group included the companies listed above under “Compensation Design and Philosophy.” For our named executive officers other than the CEO, the Compensation Committee also considers recommendations from the CEO and from executive officers who report directly to the CEO.

Components of Compensation

Once the TDC target has been established as described above, the three components of each executive officer’s TDC (the base salary, short-term incentive compensation, and long-term incentive, or “LTI,” compensation) are established so that the three components, taken together, will achieve the target that has been set. The mix, level and structure of the components of TDC generally reflect real estate industry practices as well as the executive’s role and relative impact on business results consistent with our variable pay-for-performance philosophy. Our average compensation mix for the CEO and the Senior Executive Vice President positions places relatively greater emphasis on at-risk incentive compensation, as compared with the market median compensation mix. As an executive officer’s level of responsibility increases consistent with his or her relative ability to impact the long-term performance of the company as a whole, a greater portion of the executive officer’s TDC is based on performance-based incentive compensation and less on base salary, thereby creating the potential for greater variability in the individual’s compensation level from year to year. Performance-based compensation for our executive officers can significantly exceed median levels for superior results and fall well below median levels when performance objectives are not achieved.

An analysis by Mercer using information from 2010 reflects that the average market median compensation mix for the overall compensation of the top five named executive officer positions was as follows:

•	for the CEO, base salary was 24%, short-term incentive compensation was 25%, and LTI compensation was 51%;

•	for Senior Executive Vice Presidents and the CFO, base salary was 31%, short-term incentive compensation was 26%, and LTI compensation was 43%; and

•	for other executive officers, base salary was 50%, short-term incentive compensation was 23%, and LTI compensation was 27%.

Under our compensation structure, the target mix of base salary, short-term incentive compensation and LTI compensation generally is as follows:

•	for our CEO, 16% for base salary, 32% for short-term incentive compensation, and 52% for LTI compensation;

•	for our Senior Executive Vice Presidents and CFO, 21% for base salary, 35% for short-term incentive compensation, and 44% for LTI compensation; and

•	for our other executives, including our Senior Vice President — Property Operations, 37% for base salary, 44% for short-term incentive compensation, and 19% for LTI compensation.

The key components of TDC, base salary, short-term incentive compensation, and long-term incentive compensation, are described in more detail in the following table.

	Objectives Associated with the	Key Features of the
Compensation Component	Compensation Component	Compensation Component

Base Salary	• Designed to reward individual effort associated with job-related duties and to attract and retain talented executive officers for our company.	• Paid in cash.

•   The Compensation Committee annually reviews and determines the base salary of our named executive officers in consultation with our CEO.

• Base salaries are determined through competitive “benchmarking” based primarily on general industry salary surveys and supplemented by detailed analysis of selected industry or market peers.
Short-Term Incentive Compensation
•   Designed to encourage outstanding individual and company performance by motivating the named executive officers to achieve short term company and individual goals by rewarding performance measured against key annual strategic objectives and, for the CEO, using the independent directors’ evaluation of his performance towards achieving long-term goals.
• Depending on the particular executive officer, short-term incentive compensation may be in the form of cash, restricted stock and/or stock options.

•   Short-term incentive compensation for our named executive officers is targeted at the 50th percentile of the diversified public REIT peer group for achieving the minimum performance, and up to the 100th percentile of the diversified public REIT peer group for achieving superior performance, while staying generally within the short-term incentive compensation percentage range of TDC.

• In determining the amount of short-term incentive compensation, the Compensation Committee, in consultation with our CEO, also considers: (1) the scope of the individual’s responsibilities within the company and in relation to comparable officers at companies within the diversified public REIT peer group, (2) the experience of the individual within our industry and at our company, and (3) a subjective determination of the compensation needed to motivate and retain the individual.

	Objectives Associated with the	Key Features of the
Compensation Component	Compensation Component	Compensation Component

Long-Term Incentive Compensation
•   Our LTI compensation is designed to foster significant ownership of our common stock by our management, to align the interests of our management with the creation of stockholder value and to motivate our management to achieve long-term growth and success of our company.

•   Under our 2010-2012 Long-Term Incentive Compensation Program, the vesting of stock awards is tied to three-year cash flow, declared dividends and balance sheet fixed charge ratio goals.

•   The Compensation Committee reviews the LTI compensation programs at least annually to ensure that the key elements continue to meet the company’s objective of enhancing the alignment of our executive officers’ interest with those of our stockholders.

•   For 2010, our LTI compensation consisted of restricted shares of our common stock, which will vest only if the company meets specified performance targets over a three-year performance period.

•   In addition to serving as an incentive for our executive officers to take a longer-term view of UDR’s performance, the form and amount of the LTI compensation is intended to provide overall TDC potential that is competitive with pay for comparable positions in the diversified public REIT peer group companies and to serve as a retention incentive (with equity that vests over time).

Base Salary.  The base salaries for our named executive officers are generally targeted at the 50th percentile of the diversified public REIT peer group companies discussed above in order to compete effectively within our industry for qualified and experienced executives, as we consider salaries within a range of 90% to 110% of the market median to be competitive. In some cases, base compensation may vary from that of the market median or from that of executive officers with comparable levels of responsibility because of our greater emphasis on at-risk incentive compensation for our more senior executive officers, because of current recruiting or retention markets for a particular position, or because of the tenure of a particular officer in his or her position. In setting base salaries for named executive officers, the Compensation Committee considers the individual executive officer’s qualifications, experience level, performance against specific goals and the competitive market for qualified executives.

Short-Term Incentive Compensation.  Short-term incentive compensation awards for our Mr. Toomey and Mr. Troupe are based on pre-determined weighting between company performance and individual performance. For 2010, company performance was weighted at 50% to 60% and individual performance was weighted at 40% to 50%, depending on the executive officer. Company performance was weighted equal to or more heavily than individual performance for Messrs. Toomey and Troupe because they have greater responsibility for, and influence over, the performance of the company as a whole and the Compensation Committee wanted to provide a strong incentive for these named executive officers to maximize the company’s performance. For each of these named executive officers, company performance was measured by certain annual performance metrics that are discussed in more detail below under the heading “How We Determined Compensation for 2010 — Short-Term Incentive Compensation.” For our Senior Vice President — Property Operations, short-term incentive compensation awards are based on a pre-determined weighting of 70% for company performance and 30% based on individual performance. Given the focus of the Senior Vice President — Property Operations on ongoing operations that impact the company’s overall financial performance, the Compensation Committee determined to provide incentives more heavily weighted toward maximizing the company’s performance. Short-term incentive compensation for our CFO is not based on company performance, but instead is focused on the executive’s performance of job responsibilities, behavior factors and critical success factors, as discussed in more detail below. The annual performance metrics utilized for determining short-term incentive compensation are determined by the Compensation Committee in consultation with our CEO.

Long-Term Incentive Compensation.  The Compensation Committee established the 2010-2012 Long-Term Incentive Compensation Program (the “2010-2012 LTI Program”) for the company’s senior executive officers, including Messrs. Toomey, Messenger, Troupe, Wallis and Davis. Under the 2010-2012 LTI Program, our named executive officers were awarded a grant of restricted shares of our common stock, which will vest if the company meets certain performance targets during the three-year performance period, as discussed in more detail under the heading “How We Determined Compensation for 2010 — LTI Compensation.” Vesting of the awards of the restricted shares of common stock is based on the company meeting these performance targets during the three-year performance period ending December 31, 2012. The shares will vest any time the performance targets are met during the three-year performance period. If the performance targets are not met during the three-year period, the performance period will be extended an additional year to December 31, 2013; however, if the performance period is extended an additional year under such circumstances, the cash flow target and the dividends declared target will each be increased by one-third, as described in more detail under the heading “How We Determined Compensation for 2010 — LTI Compensation.” The Compensation Committee retains discretion to adjust the 2010-2012 LTI Program if there is a material change in the company’s business strategy or if there is a change in accounting regulations applicable to the company. The Compensation Committee also retains the discretion to reduce the restricted stock grant awards by up to 20% if it determines that such a reduction is in the best interests of the company’s stockholders. Compared to our peer group, we place greater emphasis on performance-contingent grants of equity awards, given our shift in 2010 to performance-contingent grants for all executive officers.

Retirement Plans.  We have a Profit Sharing Plan (the “401(k) Plan”), which is a defined contribution plan covering all eligible full-time employees. Under the 401(k) Plan, the company makes discretionary profit sharing and matching contributions to the plan as determined by the Compensation Committee. Details regarding matching contributions for our named executive officers are set forth below under the Summary Compensation Table. UDR does not have a pension plan, a SERP or any similar arrangements.

Perquisites and Other Benefits.  The primary perquisites that we offer to our named executive officers are company-paid health insurance (including dental), life insurance, long-term disability insurance and accidental death and disability insurance. Our named executive officers participate in these benefit plans on the same terms as other employees. In addition to the group medical plans that we provide, we reimburse up to a maximum of $5,000 in expenses for annual physical exams for our senior executives, including our named executive officers. To help us attract and retain qualified personnel, we also offer relocation benefits, but these benefits are individually negotiated when they occur.

We review our policies with respect to perquisites on a regular basis to consider whether the perquisites should be maintained and whether, or to what extent, it may be appropriate for us to discontinue particular perquisites or to require repayment of the cost of perquisites. During 2010, we did not change our policies with respect to perquisites that we offer to our CEO and other named executive officers.

How We Determined Compensation for 2010

Base Salaries

The base salaries for 2010 for our named executive officers were determined through competitive “benchmarking” based primarily on detailed analysis of the diversified public REIT peer group listed above under the heading “Compensation Design and Philosophy.” Base salaries for our named executive officers are generally at the median level of the base salary of companies in this peer group.

The base salaries for our named executive officers in 2010 did not increase from their respective 2009 base salaries. The Compensation Committee determined not to increase the base salaries of the named executive officers in light of the economic environment, which is consistent with the executive pay practices among many of the peer group companies and broader market companies during the economic downturn.

The base salaries of Messrs. Toomey and Troupe will not increase for 2011. To meet competitive conditions, we have elected to increase the base salaries of Messrs. Messenger and Davis from $275,000 and $260,000, respectively, to $300,000 in 2011.

Short-Term Incentive Compensation

The annual performance metrics that were used for determining the 2010 short-term incentive compensation for Mr. Toomey were: (1) a minimum FFO of $1.00 per share, with a target FFO of $1.08 per share and a maximum FFO of $1.24 per share, (2) a minimum same store net operating income, or “SSNOI,” percentile in the top 50% of the selected peer group companies (listed below), with a target of a top third ranking among the selected peer group companies and a maximum of a top ranking among the selected peer group companies, and (3) balance sheet liquidity (achieving cash availability) based on targeted coverage of debt maturities for 2010, 2011 and 2012 by available resources and lines of credit, with a minimum of $(982) million in net financial capabilities, a target of $(757) million in net financial capabilities, and a maximum of $(307) million in net financial capabilities.

The annual performance metrics that were used for determining the 2010 short-term incentive compensation for Mr. Troupe were: (1) a minimum FFO of $1.00 per share, with a target FFO of $1.08 per share and a maximum FFO of $1.24 per share, and (2) balance sheet liquidity (achieving cash availability) based on targeted coverage of debt maturities for 2010, 2011 and 2012 by available resources and lines of credit, with a minimum of $(982) million in net financial capabilities, a target of $(757) million in net financial capabilities, and a maximum of $(307) million in net financial capabilities.

The annual performance metrics that were used for determining the 2010 short-term incentive compensation for Mr. Davis were: (1) a minimum FFO of $1.00 per share, with a target FFO of $1.08 per share and a maximum FFO of $1.24 per share, (2) a minimum same store net operating income, or “SSNOI,” percentile in the top 50% of the selected peer group companies (listed below), with a target of a top third ranking among the selected peer group companies and a maximum of a top ranking among the selected peer group companies, and (3) a minimum development/redevelopment and commercial FFO of $22.9 million, with a target development/redevelopment and commercial FFO of $25.4 million and a maximum development/redevelopment and commercial FFO of $30.5 million.

The range for Mr. Toomey’s 2010 short-term incentive compensation as established by the Compensation Committee was $0 to $2 million, with a minimum target of $1 million and a maximum target of $2 million and based 50% on a combination of three annual performance metrics as follows: (1) 35% based on targeted FFO, (2) 40% based on SSNOI compared to a peer group of apartment REITs and (3) 25% based on targeted coverage of debt maturities for 2010, 2011 and 2012 by available resources and lines of credit, with the remaining 50% based on his individual performance. The short-term incentive compensation would be at a 50% level ($1 million) for achieving a threshold result, and at the 100% level ($2 million) for exceeding targets. The Compensation Committee determined that these amounts were consistent with the target short-term incentive compensation as a percentage of overall compensation for the CEO position and that they provide overall TDC potential within the TDC target for the CEO, as described above under “Compensation Design and Philosophy” and “Components of Compensation.” The Compensation Committee also made a subjective determination that these amounts were appropriate to motivate Mr. Toomey to achieve short-term company and individual goals and to help ensure Mr. Toomey’s continued service with the company.

The Compensation Committee established the range for Mr. Troupe’s 2010 short-term incentive compensation at $0 to $1.4 million, with a target at $700,000, based 60% on company performance as measured by (1) 50% on achieving targeted FFO and (2) 50% on achieving targeted coverage of debt maturities for 2010, 2011 and 2012 by available resources and lines of credit, with the remaining 40% based on his individual performance.

The range for the 2010 short-term incentive compensation for Mr. Davis was set at $0 to $500,000 with a target of $200,000, based 70% on company performance as measured by (1) 20% on achieving targeted FFO, (2) 60% on SSNOI compared to the peer group of apartment REITs, and (3) 20% on development/redevelopment and commercial FFO targets.

For Mr. Troupe and Mr. Davis, the Compensation Committee determined that these amounts were consistent with the target short-term incentive compensation as a percentage of overall compensation for the respective positions of these two named executive officers and that it provides overall TDC potential within the TDC target for these officers. The Compensation Committee also made a subjective determination that these amounts were an appropriate amount to motivate these two officers to achieve short-term company and individual goals and to help ensure their continued service with the company.

For 2010, the company generated FFO of $1.09 per share, compared to the minimum target FFO of $1.02 per share. The company achieved development/redevelopment and commercial FFO of $26.4 million, relative to the minimum development/redevelopment and commercial FFO targets of $22.9 million. The company achieved above-target SSNOI results with the company’s operating performance ranking in the 67th percentile among the relevant peer group companies. The company exceeded the target in balance sheet liquidity by achieving a net deficit of $(246.0) million in net financial capabilities.

The range for the 2010 short-term incentive compensation for Mr. Messenger was set at $0 to $550,000. The 2010 short-term incentive compensation for Mr. Messenger was not determined by company performance metrics, but instead was focused on the executive’s performance of his respective job responsibilities, behavior factors, critical success factors and personal development. The Compensation Committee based our CFO’s short-term compensation on individual performance instead of company performance because the Compensation Committee believes it is important to the company and its stockholders to avoid creating the possibility of any inappropriate risk taking by our CFO.

The relevant peer group companies used for the analysis of the company’s performance for purposes of determining the 2010 short-term incentive compensation as described above consisted of the following publicly traded multi-family REITs:

•	Apartment Investment and Management Company (NYSE: AIV),

•	AvalonBay Communities Inc. (NYSE: AVB),

•	BRE Properties, Inc. (NYSE: BRE),

•	Camden Property Trust (NYSE: CPT),

•	Colonial Properties Trust (NYSE: CLP),

•	Essex Property Trust (NYSE: ESS),

•	Equity Residential (NYSE: EQR),

•	Home Properties, Inc. (NYSE: HME),

•	Mid-America Apartment Communities, Inc. (NYSE: MAA), and

•	Post Properties, Inc. (NYSE: PPS).

These companies were selected for analysis based on their industry and size relative to UDR.

Mr. Toomey’s individual goals for 2010 were as follows: (1) capital management, (2) communications and responding to a changing market, and (3) team management. In evaluating Mr. Toomey’s 2010 compensation, the Compensation Committee considered Mr. Toomey’s accomplishment of his specific goals that included: (1) capital sourcing (including presenting alternatives, securing board agreement and pursuing capital), preserving a strong liquidity position and strengthening the company’s balance sheet, (2) identifying, defining and capitalizing on future growth opportunities, identifying risks created by a changing market and proposing and implementing mitigation, and evaluating the communications strategy, and (3) selecting qualified management and establishing an effective organizational structure, hiring and retaining senior management, providing for management succession and reducing annual turnover of senior management. The Compensation Committee also factored in Mr. Toomey’s performance in connection with the UDR/MetLife Partnership transaction when determining the amount of short-term incentive compensation for Mr. Toomey in 2010.

Mr. Troupe’s individual goals for 2010, and the weight accorded to each goal, were as follows: (1) team/talent management, weighted at 15%, (2) capital management, weighted at 60%, and (3) personal professional performance, weighted at 25%. After reviewing the CEO’s assessment of Mr. Troupe’s performance, the

Compensation Committee rated the majority of Mr. Troupe’s individual performance at the 75th percentile based on the accomplishment of his specific goals that included: (1) managing the balance sheet by maintaining the company’s credit rating, (2) managing our debt maturity ladder, (3) increasing FNMA collateral pool utilization, (4) managing our 2011 convertible debt maturity by effecting the repurchase of outstanding bonds, (5) ensuring staffing with quality associates to meet business plan goals, (6) participating in NAREIT and other investor meetings, and (7) providing leadership on critical issues, including with respect to significant joint venture and other transactions. The Compensation Committee also factored in Mr. Troupe’s performance in connection with the UDR/MetLife Partnership transaction and key financings when determining the amount of short-term incentive compensation for Mr. Troupe in 2010.

For Mr. Messenger, the weight accorded to each element of his individual performance was as follows: (1) 65% for job responsibilities, (2) 15% for personal professional performance, and (3) 20% for critical success factors. The Compensation Committee, in consultation with our CEO, rated Mr. Messenger’s individual performance at the 70th percentile based on the accomplishment of his specific goals that included: (1) his management of financial functions, (2) his continued contributions to equity, debt and joint venture transactions, (3) improving relationships with the analyst community and helping to build the company’s internal investor relations function, (4) producing an accurate work product within established standards, and (5) carefully analyzing facts and making sound business decisions. The Compensation Committee also factored in Mr. Messenger’s performance in connection with the UDR/MetLife Partnership transaction and key financings when determining the amount of short-term incentive compensation for Mr. Messenger in 2010.

For Mr. Davis, the weight accorded to each element of his individual performance was as follows: (1) 65% for job responsibilities, (2) 15% for personal professional performance and (3) 20% for critical success factors. The Compensation Committee, in consultation with our CEO, rated Mr. Davis’s performance at the 75th percentile based on the accomplishment of his specific goals that included: (1) consistency on existing responsibilities and the addition of technology to existing responsibilities, (2) creating an industry-leading UDR way of operating assets which combines people and technology, (3) increasing exposure to investors and (4) setting a role model, becoming a greater mentor and increasing skills in growing and assessing talent. The Compensation Committee also factored in Mr. Davis’s performance in connection with the UDR/MetLife Partnership transaction when determining the amount of short-term incentive compensation for Mr. Davis in 2010.

The Compensation Committee established a range for Mr. Toomey’s 2011 short-term incentive of $1.0 million for meeting targets and a range of up to $2.5 million for exceeding targets, based 50% on meeting on a combination of three annual performance metrics as follows: (1) 50% based on targeted FFO, (2) 30% based on SSNOI compared to a peer group of apartment REITs and (3) 20% based on targeted coverage of debt maturities for 2011-2013 by available resources and lines of credit, with the remaining 50% based on his individual performance.

The Compensation Committee established Mr. Troupe’s 2011 short-term incentive compensation with a target at $700,000 and a range of up to $1.4 million for exceeding targets, based 60% on company performance as measured by (1) 70% on achieving targeted FFO, and (2) 30% on achieving targeted coverage of debt maturities for 2011-2013 by available resources and lines of credit, with the remaining 40% based on his individual performance. The range for Mr. Davis’s 2011 short-term incentive compensation has been set by the Compensation Committee at $400,000 to $800,000, based 70% on company performance as measured (1) 20% on achieving targeted FFO, (2) 60% on SSNOI compared to the peer group of apartment REITs, and (3) 20% on development/redevelopment and commercial FFO targets, with the remaining 30% based on his individual performance.

The 2011 short-term incentive compensation for Mr. Messenger will not be determined by company performance metrics, but instead will be focused on the executive’s performance of his respective job responsibilities, personal professional performance, critical success factors and personal development.

LTI Compensation

Under the 2010-2012 LTI Program, Messrs. Toomey, Troupe, Messenger and Davis were awarded a grant of restricted shares of our common stock as set forth below, which will vest if the company meets certain performance targets during the three-year performance period.

		Number
	Three-Year Target	of Target Award
Named Executive Officer	Award Amount	Shares Granted

Thomas W. Toomey	$6,000,000	380,952
Warren L. Troupe	$3,900,000	247,619
David L. Messenger	$1,200,000	76,190
Jerry A. Davis	$1,200,000	76,190

The restricted shares listed above were awarded to the named executive officers on February 26, 2010 at a price of $15.75 per share, based on the trailing 20-day volume weighted average price of our common stock on the date of the grant. During the three-year performance period, dividends on the restricted shares will be reinvested into additional restricted shares of common stock, and such additional shares will be subject to the same performance requirements as the original shares granted.

The three performance targets that the company must achieve during the three-year performance period under the 2010-2012 LTI Program are as follows:

(1) cumulative 2010-2012 cash flows of $2.59 per common stock equivalent or $431.3 million (based on funds from operations less capital expenditures, including, $1,000 per stabilized home of recurring capital expenditures and the non-cash accounting charge associated with the company’s convertible debt);

(2) cumulative 2010 — 2012 dividends declared of $2.33 per share of common stock; and

(3) maintaining a balance sheet fixed charge ratio of 1.90x.

Vesting of the awards of the restricted shares of common stock is based on the company meeting these performance targets during the three-year performance period ending December 31, 2012. The shares will vest any time the performance targets are met during the three-year performance period. If the performance targets are not met during the three-year period, the performance period will be extended an additional year to December 31, 2013; however, if the performance period is extended an additional year under such circumstances, the cash flow target and the dividends declared target will each be increased by one-third, so that the cash flow target will increase from $2.59 per common stock equivalent or $431.3 million to $3.46 per common stock equivalent or $575.1 million, and the dividends per share declared target will increase from $2.33 per share of common stock to $3.11 per share of common stock.

The Compensation Committee retains discretion to adjust the 2010-2012 LTI Program if there is a material change in the company’s business strategy or if there is a change in accounting regulations applicable to the company. The Compensation Committee also retains the discretion to reduce the restricted stock grant awards by up to 20% if it determines that such a reduction is in the best interests of the company’s stockholders.

Total Direct Compensation (“TDC”)

For purposes of calculating TDC for the named executive officers we have included a pro-rata portion of the target award amount of the restricted stock grants under the 2010-2012 LTI Program even though the restricted shares will only vest if the company meets certain performance targets during the three-year performance period.

Compensation of CEO (Mr. Toomey)

Base Salary.  For 2010, Mr. Toomey received a base salary of $500,000, which is the same base salary that he received for 2009. Mr. Toomey’s salary is below the 25th percentile of CEO’s of the diversified public

REIT peer group companies, which reflects our greater emphasis on at-risk incentive compensation for our more senior executive officers.

Short-Term Incentive Compensation.  In February 2011, the Compensation Committee awarded Mr. Toomey short-term incentive compensation in the amount of $2.136 million for fiscal 2010, based on the company’s performance against the three annual performance metrics, and his individual performance, all as described above under “How We Determined Compensation for 2010 — Short-Term Incentive Compensation.” Of the total amount, $625,000 was attributable to the company’s performance against the three annual performance metrics and the remainder was attributable to Mr. Toomey’s individual performance, including the Compensation Committee’s evaluation of Mr. Toomey’s contributions to the successful completion of the Hanover/MetLife Partnership transaction and several key financings in 2010.

Long-Term Incentive Compensation.  Under the 2010-2012 LTI Program, Mr. Toomey was awarded 380,952 target award restricted shares of our common stock with a three- year target award amount of $6 million. The restricted shares will vest if the company meets certain performance targets described above during the three-year performance period.

Mr. Toomey’s overall TDC of $4.636 million places his 2010 compensation above the 75th percentile of the diversified public REIT peer group companies for the CEO position based upon information available on the date when the compensation decisions were made, which is within our targeted range for TDC and consistent with our compensation design and philosophy, as described above under “Compensation Design and Philosophy.”

Compensation of Senior Executive Vice President (Mr. Troupe)

Base Salary.  For 2010, Mr. Troupe received an annual base salary of $450,000, which is the same base salary that was received in 2009. The base salary is at approximately the 50th percentile for an executive officer performing similar functions at the diversified public REIT peer group companies.

Short-Term Incentive Compensation.  In February 2011, the Compensation Committee awarded Mr. Troupe short-term incentive compensation in the total amount of $1.650 million for fiscal 2010, based on the company’s performance against the annual performance metrics, and his individual performance, all as described above under “How We Determined Compensation for 2010 — Short-Term Incentive Compensation.” Of the total amount, $643,000 was attributable to the company’s performance against the annual performance metrics and the remainder was attributable to Mr. Troupe’s individual performance, including the Compensation Committee’s evaluation of Mr. Troupe’s contributions to the successful completion of the Hanover/MetLife Partnership transaction and several key financings in 2010.

Long-Term Incentive Compensation.  Under the 2010-2012 LTI Program, Mr. Troupe was awarded 247,619 target award restricted shares of our common stock with a three-year target award amount of $3.9 million. The restricted shares will vest if the company meets certain performance targets described above during the three-year performance period.

Mr. Troupe’s overall TDC of $3.4 million places his 2010 compensation above the 75th percentile of the diversified public REIT peer group companies for his position based upon information available on the date when the compensation decisions were made, which is within our targeted range for TDC and is consistent with our compensation design and philosophy.

Compensation of CFO (Mr. Messenger)

Base Salary.  For 2010, Mr. Messenger received an annual base salary of $275,000, which is the same base salary that he received for 2009. Mr. Messenger’s base salary is at approximately the 25th percentile of CFOs of the diversified public REIT peer group companies performing similar duties as Mr. Messenger.

Short-Term Incentive Compensation.  Upon reviewing Mr. Messenger’s individual performance and his performance rating for 2010, and considering the scope of his responsibilities within the company and in relation to comparable officers at companies within the diversified public REIT peer group, in February 2011, the Compensation Committee awarded Mr. Messenger short-term incentive compensation in the amount of $425,000 for fiscal 2010. The Compensation Committee determined that this amount was consistent with the target short-term incentive compensation as a percentage of overall compensation for the CFO position and that in light of his base salary and LTI compensation for 2010, it provides overall TDC potential within the TDC target for the CFO position. The Compensation Committee considered Mr. Messenger’s contributions to the successful completion of the Hanover/MetLife Partnership transaction and several key financings in 2010. The Compensation Committee also made a subjective determination that this amount was an appropriate amount to motivate Mr. Messenger and to help ensure his continued service with the company.

Long-Term Incentive Compensation.  Under the 2010-2012 LTI Program, Mr. Messenger was awarded 76,190 target award restricted shares of our common stock with a three-year target award amount of $1.2 million. The restricted shares will vest if the company meets certain performance targets described above during the three-year performance period.

Mr. Messenger’s overall TDC of $1.1 million places his 2010 compensation at approximately the 50th percentile of the diversified public REIT peer group companies for the CFO position based upon information available on the date when the compensation decisions were made, which is consistent with our compensation design and philosophy.

Compensation of Senior Vice President — Property Operations (Mr. Davis)

Base Salary.  For 2010, Mr. Davis received a base salary of $260,000, which is the same base salary that he received in 2009. Mr. Davis’s base salary is at approximately the 50th percentile for executive officers performing similar functions at the diversified public REIT peer group companies.

Short-Term Incentive Compensation.  In February 2011, the Compensation Committee awarded Mr. Davis short-term incentive compensation in the total amount of $650,000 for fiscal 2010, based on the company’s performance against the annual performance metrics, and his individual performance, all as described above under “How We Determined Compensation for 2010 — Short-Term Incentive Compensation.” Of the total amount, $255,000 was attributable to the company’s performance against the annual performance metrics and the remainder was attributable to Mr. Davis’s individual performance, including the Compensation Committee’s evaluation of Mr. Davis’s contributions to the successful completion of the Hanover/MetLife Partnership transaction in 2010.

Long-Term Incentive Compensation.  Under the 2010-2012 LTI Program, Mr. Davis was awarded 76,190 target award restricted shares of our common stock with a three-year target award amount of $1.2 million. The restricted shares will vest if the company meets certain performance targets described above during the three-year performance period.

Mr. Davis’s overall TDC of $1.3 million places his 2010 compensation above the 75th percentile of the diversified public REIT peer group companies for his position based upon information available on the date when the compensation decisions were made, which is within our targeted range for TDC and is consistent with our compensation design and philosophy.

Severance and Change of Control Arrangements

Benefits in the Event of a Change of Control.  Under the provisions of our 1999 Long-Term Incentive Plan, all outstanding options, stock appreciation rights and other awards that may be exercised generally become fully exercisable and all restrictions on outstanding awards will lapse upon the occurrence of a change of control unless otherwise provided in the award agreement. “Change of control” is defined in the Plan as (1) a merger or consolidation in which we are not the surviving entity, except for a transaction the principal purpose of which is to change the state in which we are incorporated; (2) the transfer or sale of all or substantially all of our assets other than to an affiliate or subsidiary of ours; (3) the liquidation of our company; or (4) the acquisition by any person, or by a group of persons acting in concert, of more than 50% of our outstanding voting securities, which results in the resignation or addition of 50% or more independent members of our board of directors.

Under the terms of our agreement with Mr. Troupe, in the event of a change of control, as defined in the 1999 Long-Term Incentive Plan, all of Mr. Troupe’s outstanding options, restricted stock, and any other awards in the nature of rights that may be exercised shall become fully vested and immediately exercisable; all restrictions on any outstanding other awards held by Mr. Troupe (such as awards of restricted stock) shall lapse; and the balance in any deferred compensation plan or shareholder value plan shall become fully vested and immediately payable. These terms were based on individual negotiations with Mr. Troupe in February 2008 in connection with his employment as our new Senior Executive Vice President and General Counsel.

Severance Benefits.  We believe that, in order to attract and retain the best management talent, companies should provide reasonable severance benefits to employees. We believe these severance benefits should reflect the fact that it may be difficult for employees to find comparable employment within a short period of time. They also should disentangle the company from the former employee as soon as practicable. With respect to our senior management, severance benefits are individually negotiated and are subject to approval by the Compensation Committee.

Other than the agreements discussed above, we currently do not have any other contractual severance or change of control arrangements with our named executive officers.

Retirement of Mr. Wallis

On October 7, 2010, Mr. Wallis informed us of his decision to retire from the company, effective December 31, 2010. During his employment with the company, Mr. Wallis helped establish what the company believes to be an exceptionally strong management team that is well prepared to carry out the company’s vision of providing high quality apartment homes and creating long-term shareholder value in the process. Mr. Wallis’s leadership and service have been instrumental to the company’s growth and expansion. Throughout his 10 years of employment with the company, Mr. Wallis managed over $10 billion in real estate transactions, including $4.7 billion in acquisitions, $4.1 billion in dispositions, $998 million in capital improvements, $982 million in development and $186 million in redevelopment.

In connection with Mr. Wallis’s decision to retire, Mr. Wallis entered into a letter agreement with the company, pursuant to which: (i) 44,121 shares of restricted common stock previously granted to Mr. Wallis fully vested on December 31, 2010; (ii) options to purchase 182,073 shares of the company’s common stock at an exercise price of $10.06 per share and scheduled to vest on February 12, 2012, were forfeited, while options to purchase 182,073 shares of the company’s common stock at an exercise price of $10.06 per share and scheduled to vest on February 12, 2011 continue to vest and remain outstanding for their remaining term in accordance with the terms of the incentive stock option agreement pursuant to which such options were granted; (iii) Mr. Wallis received a cash payment of $1.4 million, representing a bonus for fiscal year 2010, upon the achievement of certain financial targets and based upon our CEO’s evaluation of Mr. Wallis’s individual performance; (iv) Mr. Wallis received a cash payment of $2.6 million in consideration for the forfeiture of stock options (described above), and the forfeiture by Mr. Wallis of the long-term incentive compensation grant described below, Mr. Wallis’s agreement to certain non-competition and non-solicitation provisions in the letter agreement and in recognition of Mr. Wallis’s past contributions to the company; and (v) Mr. Wallis has agreed to serve as a consultant to the company through December 31, 2011, for which he will be entitled to receive mutually-agreed upon compensation at market rates.

The annual performance metrics that were used for determining the bonus for fiscal year 2010 for Mr. Wallis were: (1) a minimum FFO of $1.00 per share, with a target FFO of $1.08 per share and a maximum FFO of $1.24 per share, (2) balance sheet liquidity (achieving cash availability) based on targeted coverage of debt maturities for 2010, 2011 and 2012 by available resources and lines of credit, with a minimum of $(982) million in net financial capabilities, a target of $(757) million in net financial capabilities, and a maximum of $(307) million in net financial capabilities, (3) a minimum development/redevelopment and commercial FFO of $22.9 million, with a target development/redevelopment and commercial FFO of $25.4 million and a maximum development/redevelopment and commercial FFO of $30.5 million, and (4) a minimum SSNOI percentile in the top 50% of the selected peer group companies (listed above), with a target of a top third ranking among the selected peer group companies and a maximum of a top ranking among the selected peer group companies.

Under the 2010 — 2012 LTI Program, in 2010 Mr. Wallis was awarded 247,619 target award restricted shares of our common stock with a three-year target award amount of $3.9 million. The restricted shares would have vested if the company met certain performance targets described above during the three-year performance period. This award was forfeited in connection with Mr. Wallis’s retirement.

Stock Ownership Guidelines

To align the interests of our executive officers with the interests of our stockholders, each of our executive officers is required to comply with our Executive Stock Ownership Guidelines. These guidelines require our executive officers to own a specified number of shares of the company’s common stock as determined by the executive officer’s position within four years of the date of the executive officer’s employment or appointment with the company. The individual guidelines are as follows:

•	110,000 shares for the CEO and President,

•	50,000 shares for any Executive Vice President (or equivalent),

•	20,000 shares for any Senior Vice President (or equivalent).

All of our named executive officers have met the Executive Stock Ownership Guideline applicable to their position. The Governance Committee may, from time to time, re-evaluate and revise these guidelines to give effect to changes in the price of our common stock or our capitalization.

Stock that counts towards satisfaction of the ownership guidelines include:

•	shares owned outright by the participant or his or her immediate family members residing in the same household,

•	vested restricted stock, and

•	shares into which limited partnership units of United Dominion Realty, L.P. may be redeemed for shares of our common stock.

A copy of our Executive Stock Ownership Guidelines may be found on our corporate governance page on our website at www.udr.com. To access the guidelines on our website, click on “Investor Relations” and then click on “Corporate Governance.”

Accounting and Tax Effects

The impact of accounting treatment is considered in developing and implementing our compensation programs generally, including the accounting treatment as it applies to amounts awarded or paid to our executives. The impact of federal tax laws on our compensation programs is also considered, including the deductibility of compensation paid to our named executive officers, as regulated by Section 162(m) of the Code.

Under Section 162(m) of the Code, we may not receive a federal income tax deduction for compensation paid to our CEO or any of the three other most highly compensated executive officers (other than the CFO) employed on the last day of the fiscal year to the extent that any of such persons receive more than $1,000,000 in compensation in the fiscal year. However, if we pay compensation that is “performance-based” under Section 162(m), we can receive a federal income tax deduction for the compensation paid even if such compensation exceeds $1,000,000 in a single year.

Our 1999 Long-Term Incentive Plan has been designed to permit awards under the plan to qualify as “performance-based” and, therefore, compensation realized in connection with options and grants of restricted stock that qualify as performance-based are fully tax deductible on our federal income tax return. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the

Compensation Committee has not adopted a policy that all compensation must be deductible on our federal income tax returns.

The foregoing policy is subject to change as the Compensation Committee deems necessary from time to time to respond to economic conditions, meet competitive standards and to serve our objectives and our stockholders.

The impact of Section 409A of the Code is also taken into account. The 1999 Long-Term Incentive Plan has been designed to comply with the requirements of Section 409A of the Code so as to avoid possible adverse tax consequences that may result from noncompliance.

Equity Granting Process

Grants of stock options, restricted stock and other equity awards to our executive officers and other employees are approved by the Compensation Committee at regularly scheduled meetings, or occasionally by unanimous written consent. If approval is made at a meeting, the grant date of the award is the date of the meeting; if approval is by unanimous written consent, the grant date of the award is the day the last Compensation Committee member signs the written consent.

We have no practice of timing grants of stock options, restricted stock and other equity awards to coordinate with the release of material non-public information, nor have we timed the release of material non-public information for the purpose of affecting the value of any named executive officer compensation.

Consideration of Risk and Recoupment Policy

The Compensation Committee is aware of the current economic conditions and the consequences to companies that have not appropriately balanced risk and reward in executive compensation. The Compensation Committee believes that the emphasis on long-term performance in the 1999 Long-Term Incentive Plan results in an overall compensation program that does not reward excessive risk-taking for the company. The company’s compensation strategy is intended to mitigate risk by emphasizing long-term compensation and financial performance measures correlated with growing stockholder value rather than rewarding shorter performance and payout periods. Typically 50% or less of our key executive officers’ total compensation is base salary and short-term incentive compensation, while the remaining 50% is tied to company and individual performance.

Our Compensation Committee believes that our executive incentive compensation arrangements do not encourage our executives to take unnecessary or excessive risks that could threaten the value of our company. While performance-based compensation constitutes a significant percentage of our executives’ overall total compensation and thereby the Compensation Committee believes motivates our executives to help fulfill our corporate mission and vision, including specific and focused company performance objectives, the non-performance based compensation, for most executives for most years, is also a sufficiently high percentage of overall total compensation that the Compensation Committee does not believe that unnecessary or excessive risk taking is encouraged by the performance-based compensation. In addition, a significant portion of executive’s performance-based compensation is in the form of long-term equity incentives, which do not encourage unnecessary or excessive risk because they generally vest over a three to four year period of time thereby focusing the executives on our company’s long-term interests. Further, to align the interests of our executive officers with the interests of our stockholders, each of our executive officers is required to comply with our Executive Stock Ownership Guidelines.

Nonetheless, our Compensation Committee determined that it was prudent to review and adopt certain compensation practices that discourage unnecessary or excessive risk taking, such as a recoupment or “clawback” policy. In February 2010, our board of directors approved the company’s Policy on Recoupment of Performance-Based Incentives, which applies to our executive officers, including our named executive officers, and their performance-based incentive compensation beginning with their compensation for the 2010 fiscal year. This policy provides that if the board of directors determines that the company’s financial statements are required to be restated as a result of fraud committed by an executive officer, the board may seek to recoup any portion of the performance-based awards that the executive officer would not have received if the company’s financial results had been reported properly. The board of directors administers the policy and determines, in its sole discretion, the amount of the performance-based award to be recouped.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis beginning on page 21 of this proxy statement. Based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION AND MANAGEMENT
DEVELOPMENT COMMITTEE
Katherine A. Cattanach, Chair
Eric J. Foss
Jon A. Grove
Lynne B. Sagalyn

The above report will not be incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the same by reference.

Compensation of Executive Officers

The executive officers named in the table below are referred to in this proxy statement as the “named executive officers.” The table below summarizes for each of the named executive officers the compensation amounts paid or earned for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010 (except in the case of Mr. Davis, who was not a named executive officer in 2008 or 2009).

Summary Compensation Table

							Change
							in Pension
							Value and
						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
Name and Principal		Salary	Bonus	Awards(1)	Awards(1)	Compensation	Compensation	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	Earnings	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Thomas W. Toomey(2)	2010	$500,000	-0-	$6,000,000	-0-	$2,136,000	-0-	$15,734	$8,651,734
Chief Executive Officer	2009	$500,000	-0-	-0-	$2,000,000	$1,336,000	-0-	$19,753	$3,855,753
and President	2008	$500,000	$2,000,000	$1,000,000	$300,000	-0-	-0-	$20,786	$3,820,786
David L. Messenger(3)	2010	$275,000	$425,000	$1,200,000	-0-	-0-	-0-	$20,305	$1,920,305
Senior Vice President	2009	$275,000	$325,000	$525,000	-0-	-0-	-0-	$21,374	$1,146,374
and Chief Financial Officer	2008	$208,846	$475,000	$95,000	-0-	-0-	-0-	$22,136	$800,982
Warren L. Troupe(4)	2010	$450,000	-0-	$3,900,000	-0-	$1,650,000	-0-	$17,059	$6,017,059
Senior Executive Vice	2009	$450,000	-0-	$650,000	$850,000	$850,000	-0-	$15,212	$2,815,212
President	2008	$363,462	$1,200,000	$4,231,427	-0-	-0-	-0-	$15,938	$5,810,827
W. Mark Wallis(5)	2010	$450,000	-0-	$3,900,000	-0-	$1,400,000	-0-	$2,612,415	$8,362,415
Senior Executive Vice	2009	$450,000	-0-	$900,000	$900,000	$680,000	-0-	$15,862	$2,945,862
President	2008	$438,578	$1,250,000	$550,000	-0-	-0-	-0-	$16,588	$2,255,166
Jerry A. Davis(6)	2010	$260,000	-0-	$1,200,000	-0-	$650,000	-0-	$20,509	$2,130,509
Senior Vice President —
Property Operations

(1)	The dollar amounts reflected in the “Stock Awards” column represent the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of grants of shares that vest over multiple years. The dollar amounts reflected in the “Option Awards” column represent the aggregate grant date fair value of the option awards, computed in accordance with FASB ASC Topic 718. For information regarding the valuation assumptions used in computing grant date fair value, refer to the note entitled “Employee Benefit Plans” in the Notes to our Consolidated Financial Statements included in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2010, 2009 and 2008, as applicable.

(2)	“Stock Awards” for 2010 includes the aggregate grant date fair value of restricted shares of our common stock award under the 2010-2012 LTI Program. Under the 2010-2012 LTI Program, Mr. Toomey was awarded 380,952 target award restricted shares of our common stock with a three-year target award amount of $6 million. These restricted shares will vest only if the company meets certain performance targets during a three-year performance period, as described in more detail under “Compensation Discussion and Analysis — How We Determined Compensation for 2010 — LTI Compensation.” “All Other Compensation” includes $10,734 for company paid health insurance (including dental) in 2010, and $5,000 for company paid life insurance, accidental death and disability insurance and disability insurance in 2010.

(3)	“Stock Awards” for 2010 includes the aggregate grant date fair value of restricted shares of our common stock awarded under the 2010-2012 LTI Program. Under the 2010-2012 LTI Program, Mr. Messenger was awarded 76,190 target award restricted shares of our common stock with a three-year target award amount of $1.2 million. These restricted shares will vest only if the company meets certain performance targets during the three-year performance period, as described in more detail under “Compensation Discussion and Analysis — How We Determined Compensation for 2010 — LTI Compensation.” “All Other Compensation” includes $10,734 for company paid health insurance (including dental) in 2010, $5,000 for company paid life insurance, accidental death and disability insurance and disability insurance in 2010 and $4,571 for the company funded non-discretionary 401(k) Plan matching contribution.

(4)	“Stock Awards” for 2010 includes the aggregate grant date fair value of restricted shares of our common stock awarded under the 2010-2012 LTI Program. Under the 2010-2012 LTI Program, Mr. Troupe was awarded 247,619 target award restricted shares of our common stock with a three-year target award amount of $3.9 million. These restricted shares will vest only if the company meets certain performance targets during the three-year performance period, as described in more detail under “Compensation Discussion and Analysis — How We Determined Compensation for 2010 — LTI Compensation.” “All Other Compensation” includes $6,765 for company paid health insurance (including dental) in 2010, $5,000 for company paid life insurance, accidental death and disability and disability insurance in 2010 and $5,294 for the company funded non-discretionary 401(k) Plan matching contribution.

(5)	In connection with Mr. Wallis’s decision to retire, Mr. Wallis entered into a letter agreement with the company, pursuant to which Mr. Wallis received compensation included in the table that is described in more detail under “Compensation Discussion and Analysis — Retirement of Mr. Wallis.” “Stock Awards” for 2010 includes the aggregate grant date fair value of restricted shares of our common stock awarded under the 2010-2012 LTI Program. Under the 2010-2012 LTI Program, Mr. Wallis was awarded 247,619 target award restricted shares of our common stock with a three-year target award amount of $3.9 million, however this award was forfeited subsequent to its grant in connection with Mr. Wallis’s retirement. “All Other Compensation” includes $2.6 million paid pursuant to Mr. Wallis’s letter agreement, $7,415 for company paid health insurance (including dental) in 2010, and $5,000 for company paid life insurance, accidental death and disability insurance and disability insurance in 2010.

(6)	“Stock Awards” for 2010 includes the aggregate grant date fair value of restricted shares of our common stock awarded under the 2010-2012 LTI Program. Under the 2010-2012 LTI Program, Mr. Davis was awarded 76,190 target award restricted shares of our common stock with a three-year target award amount of $1.2 million. These restricted shares will vest only if the company meets certain performance targets described above during the three-year performance period, as described in more detail under “Compensation Discussion and Analysis — How We Determined Compensation for 2010 — LTI Compensation.” “All Other Compensation” includes $10,215 for company paid health insurance (including dental) in 2010, $5,000 for company paid life insurance, accidental death and disability insurance and disability insurance in 2010 and $5,294 for the company funded non-discretionary 401(k) Plan matching contribution. Mr. Davis was not a named executive officer in the company’s 2010 or 2009 proxy statement. Therefore, this table does not provide 2009 or 2008 information for him.

Grants of Plan-Based Awards Table

The following table provides information concerning each grant of a plan-based award made to a named executive officer in the 2010 fiscal year.

									All	All Other
									Other	Option			Grant
		Date of							Stock	Awards:	Exercise		Date
		Committee	Estimated Possible Payouts			Estimated Future Payouts			Awards:	Number of	or Base		Fair
		Action, if	Under Non-Equity Incentive			Under Equity Incentive			Number	Securities	Price of	Closing	Value
		Different	Plan Awards			Plan Awards			of Shares	Underlying	Option	Price on	of
	Grant	from	Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock	Options	Awards	Grant	Stock and
Name	Date	Grant	($)	($)	($)	(#)	(#)	(#)	or Units	(#)	($/Sh)	Date	Option
(a)	(b)	Date	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	($/Sh)	Awards(1)

Thomas W. Toomey	2/25/10		—	—	—	—	380,952	—	—	—	—	$15.75	$6,000,000
			$1,000,000	$2,000,000	—	—	—	—	—	—	—	—	—
David L. Messenger	2/1/10	2/11/10	—	—	—	—	—	—	6,472	—	—	$15.45	$99,992
	2/25/10		—	—	—	—	76,190	—	—	—	—	$15.75	$1,200,000
Warren L. Troupe	2/25/10		—	—	—	—	247,619	—	—	—	—	$15.75	$3,900,000
			$700,000	$1,400,000	—	—	—	—	—	—	—	—	—
W. Mark Wallis	2/25/10		—	—	—	—	247,619	—	—	—	—	$15.75	$3,900,000
			$700,000	$1,400,000	—	—	—	—	—	—	—	—	—
Jerry A. Davis	2/1/10	2/11/10	—	—	—	—	—	—	6,472	—	—	$15.45	$99,992
	2/25/10		—	—	—	—	76,190	—	—	—	—	$15.75	$1,200,000
			$0	$550,000	—	—	—	—	—	—	—	—	—

(1)	For information regarding the valuation assumptions used in computing grant date fair value, refer to “Note 8, Employee Benefit Plans” in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

LTI Plan

The Compensation Committee established the 2010-2012 LTI Program for the company’s senior executive officers, including Messrs. Toomey, Messenger, Troupe, Wallis and Davis. Under the 2010-2012 LTI Program, the named executive officers were awarded a grant of restricted shares of our common stock as set forth below, which will vest if the company meets certain performance targets during the three-year performance period. Mr. Wallis forfeited his award as a result of his retirement from the company.

		Number
	Three-Year Target	of Target Award
Named Executive Officer	Award Amount	Shares Granted

Thomas W. Toomey	$6,000,000	380,952
David L. Messenger	$1,200,000	76,190
Warren L. Troupe	$3,900,000	247,619
W. Mark Wallis	$3,900,000	247,619
Jerry A. Davis	$1,200,000	76,190

The restricted shares listed above were awarded to the named executive officers on February 26, 2010 at a price of $15.75 per share, based on the trailing 20-day volume weighted average price of our common stock on the date of the grant. During the three-year performance period, dividends on the restricted shares will be reinvested into additional restricted shares of common stock, and such additional shares will be subject to the same performance requirements as the original shares granted.

The three performance targets that the company must achieve during the three-year performance period under the 2010-2012 LTI Program are as follows:

(1) cumulative 2010-2012 cash flows of $2.59 per common stock equivalent or $431.3 million (based on funds from operations less capital expenditures, including, $1,000 per stabilized home of recurring capital expenditures and the non-cash accounting charge associated with the company’s convertible debt);

(2) cumulative 2010 — 2012 dividends declared of $2.33 per share of common stock; and

(3) maintaining a balance sheet fixed charge ratio of 1.90x.

Vesting of the awards of the restricted shares of common stock is based on the company meeting these performance targets during the three-year performance period ending December 31, 2012. The shares will vest any time the performance targets are met during the three-year performance period. If the performance targets are not met during the three-year period, the performance period will be extended an additional year to December 31, 2013; however, if the performance period is extended an additional year under such circumstances, the cash flow target and the dividends declared target will each be increased by one-third, so that the cash flow target will increase from $2.59 per common stock equivalent or $431.3 million to $3.46 per common stock equivalent or $575.1 million, and the dividends per share declared target will increase from $2.33 per share of common stock to $3.11 per share of common stock.

The Compensation Committee retains discretion to adjust the 2010-2012 LTI Program if there is a material change in the company’s business strategy or if there is a change in accounting regulations applicable to the company. The Compensation Committee also retains the discretion to reduce the restricted stock grant awards by up to 20% if it determines that such a reduction is in the best interests of the company’s stockholders.

Under the 2009 LTI plan for Messrs. Toomey, Troupe and Wallis, the target, initial and actual award levels granted to Messrs. Toomey, Troupe and Wallis were as follows:

		Target/Actual		Target/Actual	Target/Actual Award
	Amount of Award	Award (Shares)		Award (Options)	Option Strike Price

Thomas W. Toomey	$2,000,000	-0-		1,680,672	$10.06
Warren L. Troupe	$1,300,000	58,151	(1)	546,218	10.06
W. Mark Wallis	$1,300,000	58,151	(1)	546,218	10.06

(1)	The vesting of the shares (granted at a price of $11.17 per share) was contingent on achieving an FFO of $1.00 per share in 2009, which the company achieved.

Participants are paid dividends on the target award shares during the performance period. Subject to the participant’s continued employment with us, the actual award shares vest pro rata over three years from the date of grant in three annual installments.

The 2008 LTI plan for Messrs. Toomey, Troupe and Wallis was based on FFO and NAV growth, with the targeted award levels, the initial number of shares and the actual number of shares granted to Messrs. Toomey, Troupe and Wallis as follows:

			Target Award	Actual Award
	Amount of Award		(Shares)	(Shares)

Thomas W. Toomey	$2,000,000	(1)	95,668	23,917
Warren L. Troupe	$1,400,000	(2)	66,968	16,742
W. Mark Wallis	$1,400,000	(2)	66,968	16,742

(1)	$1,000,000 FFO linked compensation and $1,000,000 NAV linked compensation which paid $0 for NAV and $500,000 for FFO.

(2)	$700,000 FFO linked compensation and $700,000 NAV linked compensation which paid $0 for NAV and $350,000 for FFO.

PARS Program

A part of our LTI compensation plan is Performance Accelerated Restricted Stock Awards, or “PARS,” under our 1999 Long-Term Incentive Plan. However, none of our Chief Executive Officer or any of the named executive officers is eligible to participate in future PARS Program awards, nor did the Chief Executive Officer or any of the named executive officers participate in the PARS Program in 2010. Under our PARS

Program, an executive may be awarded a number of shares of restricted common stock with a target grant date value equal to a percentage of the participating executive’s base salary. The shares of restricted common stock may be adjusted, upward or downward, based on the company’s FFO and incremental growth in FFO compared to selected peer companies in the REIT industry and our FFO targets during the performance period. The target award level is set by the Compensation Committee, in consultation with our CEO, each year and compares our performance to the relative performance of the selected peer companies during the performance period, which ends at the end of the fiscal year. Participants are paid dividends on the target award shares during the performance period.

In December 2008, the Compensation Committee approved the 2009 PARS Program, which commenced as of January 1, 2009 with a possible maximum pay-out of $2,326,411 if the company’s performance is at 100% of FFO targeted levels. The number of PARS granted to the participants in the 2009 PARS Program was based on the trailing 20-day average closing price of our common stock as of December 31, 2008, the date of grant, which price was $13.92. The Compensation Committee retained discretion to decrease or increase the 2009 PARS Program payouts by 20%. Under the 2009 PARS Program, payout was based on a sliding scale dependant upon achievement of core FFO against the company’s business plan. The FFO target was $1.38 per share, or a core FFO of $1.32 per share. Core FFO is defined as FFO excluding amounts for debt repurchase gains, debt tender premiums, tax benefits and joint venture adjustment. The company achieved a core FFO of $1.24 per share for 2009, or 94% of the target core FFO of $1.32 per share. Therefore, the actual achieved payout was 69% (94% of the 74% target payout). The Compensation Committee increased the payout from 69% to 75% in light of the difficult economic issues the company faced in 2009.

The earned shares under the 2009 PARS program vest over three years. There were 58 participants in the 2009 PARS Program. Among our named executive officers, only Messrs. Messenger and Davis participated in the 2009 PARS Program. Messrs. Toomey, Troupe and Wallis participated in the 2009 LTI plan, and as stated above, none of the CEO nor any of the named executive officers is eligible to participate in future PARS Program awards, nor did the CEO or any of the named executive officers participate in the PARS Program in 2010.

The target award levels expressed as a percentage of the 2009 base salary, the initial number of shares and the actual number of shares granted to our participating named executive officers under the 2009 PARS Program were are as follows:

	Percentage of	Target Award	Actual Award
	Base Salary	(Shares)	(Shares)

David L. Messenger	109%	21,548	16,161
Jerry A. Davis	125%	21,548	15,514

Matching 401(k) Contributions

In 2010, Messrs. Troupe, Messenger and Davis, received a non-discretionary 401(k) matching contribution made by us under our Profit Sharing Plan in the amount of $5,294, $4,571 an $5,294, respectively. In 2009, Mr. Messenger received a non-discretionary 401(k) matching contribution made by us under our Profit Sharing Plan in the amount of $6,121. In 2008, Mr. Messenger received a non-discretionary 401(k) matching contribution made by us under our Profit Sharing Plan in the amount of $6,750. These amounts are reflected in the Summary Compensation Table under “All Other Compensation.”

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of the end of the 2010 fiscal year.

	Option Awards					Stock Awards
									Equity
									Incentive
			Equity					Equity	Plan Awards:
			Incentive					Incentive	Market or
			Plan					Plan Awards:	Payout
			Awards:				Market	Number of	Value of
	Number of	Number of	Number			Number of	Value of	Unearned	Unearned
	Securities	Securities	of Securities			Shares of	Shares or	Shares,	Shares,
	Underlying	Underlying	Underlying			Units of	Units of	Units or	Units or
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Other Rights	Other Rights
	Option	Option	Unearned	Exercise	Option	Have Not	Have Not	That Have	That Have
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	(#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Thomas W. Toomey	346,464	—	—	$10.30	2/12/11	23,073	$550,753	391,552	$9,346,346
	187,751	—	—	$24.38	2/7/15	7,973	190,316
	560,224	—	—	$10.06	2/12/19	4,691	111,974
			1,120,448	$10.06	2/12/19	23,696	565,624
David L. Messenger	5,413	—	—	$13.74	10/25/12	6,060	144,652	78,309	1,869,236
	9,393	—	—	$25.10	4/1/15	1,196	28,549
						717	17,115
						401	9,572
						10,773	257,152
						6,472	154,487
Warren L. Troupe	54,135	162,405	—	$24.38	3/3/18	38,767	925,368	254,509	6,075,130
	168,067	—	—	$10.06	2/12/19	5,580	133,195
	182,073	—	—	$10.06	2/12/19	88,105	2,103,066
			364,145	$10.06
W. Mark Wallis	182,073	—	—	$10.06	2/12/19	2,958	70,607
			182,703	$10.06	2/12/19	5,580	133,195
Jerry A. Davis	14,639	—	—	$25.10	4/1/15	1,155	27,570	78,309	1,869,236
						285	6,803
						2,960	70,655
						10,342	246,864
						6,472	154,487

The following table provides grant and vesting dates as of December 31, 2010 for each of the unvested stock awards listed in the table above.

	Grant	Unvested
	Date	Shares	Vesting Date

Thomas W. Toomey	2/7/2008	23,073	2/7/2012
	1/1/2008	7,973	1/1/2011
	1/1/2007	4,691	1/1/2011
	2/8/2007	23,696	2/8/2011
David L. Messenger	6/2/2008	6,060	1/2 vests on each of 6/2/2011 and 6/2/2012
	1/1/2008	1,196	1/2 vests on each of 1/1/2011 and 1/1/2012
	1/1/2008	717	1/1/2011
	1/1/2007	401	1/1/2011
	1/1/2009	10,773	1/2 vests on each of 1/1/2011 and 1/1/2012
	2/1/2010	6,472	1/4 vests on each of 2/1/2011, 2/1/2012, 2/1/2013 and 2/1/2014
Warren L. Troupe	1/1/2009	38,767	1/2 vests on each of 1/1/2011 and 1/1/2012
	3/3/2008	5,580	1/1/2011
	3/3/2008	88,105	1/2 vests on each of 3/3/2011 and 3/3/2012
W. Mark Wallis	1/1/2007	5,580	1/1/2011
	1/1/2008	2,961	1/1/2011
Jerry A. Davis	11/22/2007	1,155	11/22/2011
	1/1/2007	285	1/1/2011
	1/1/2008	2,960	1/1/2011
	1/1/2009	10,342	1/2 vests on each of 1/1/2011 and 1/1/2012
	2/1/2010	6,472	1/4 vests on each of 2/1/2011, 2/1/2012, 2/1/2013 and 2/1/2014

Option Exercises and Stock Vested

The following table provides information concerning exercise of stock options and vesting of stock during the 2010 fiscal year for each of the named executive officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Exercise	Exercise
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Thomas W. Toomey	—	—	52,261	$831,954
David L. Messenger	—	—	11,197	217,579
Warren L. Troupe	—	—	44,053	1,134,200
W. Mark Wallis	428,027	$2,635,702	80,321	1,621,763
Jerry A. Davis	—	—	10,289	173,507

Pension Benefits Table

We do not have any pension plans for our associates. We do have a 401(k) plan and our matching contributions are included in the Summary Compensation Table under the heading “All Other Compensation.”

Nonqualified Deferred Compensation Table

We do not have any nonqualified deferred compensation plans for our associates.

Employment and Other Agreements

Employment Agreement.  In February 2008, we entered into an employment agreement with Warren L. Troupe, our Senior Executive Vice President, General Counsel and Corporate Secretary. Under the terms of the agreement, we have agreed to pay Mr. Troupe a base salary of $450,000 per year, subject to annual review. The agreement also provides that Mr. Troupe is eligible to receive a discretionary cash bonus in the range of 200% to 350% of his annual salary, based on our CEO’s evaluation of Mr. Troupe’s performance together with his ability to accomplish mutually established individual and corporate goals. Under the terms of the agreement, we agreed that Mr. Troupe’s bonus for 2008 would be a minimum of $1.2 million. For 2009, Mr. Troupe received short-term incentive compensation of $850,000 and for 2010 Mr. Troupe received short-term incentive compensation of $1.650 million. Pursuant to the agreement, we also granted Mr. Troupe 176,911 shares of restricted common stock priced at approximately $21.94 per share, which shares vest pro rata over a four-year period ending March 3, 2012 subject to Mr. Troupe’s continued employment with us on the vesting dates. He was also granted an option to purchase 216,540 shares of our common stock at an exercise price of $24.38 per share, which will vest pro rata over a four-year period ending March 3, 2012.

As set forth in the agreement, Mr. Troupe will participate in our long-term incentive programs. Under the 2010-2012 LTI Program, Mr. Troupe was awarded 247,619 target award restricted shares of our common stock with a three-year target award amount of $3.9 million. The restricted shares will vest if the company meets certain performance targets during the three-year performance period, as described in more detail in “Compensation Discussion and Analysis — How We Determined Compensation for 2010 — LTI Compensation.” Mr. Troupe received part of his 2009 long-term incentive compensation in the form of 58,151 shares of restricted stock, granted at a price of $11.17 per share, and he received the other part in the form of options to purchase 546,218 shares of our common stock, with an exercise price of $10.06 per share. For 2008, Mr. Troupe was awarded $700,000 of FFO-linked compensation and $700,000 NAV-linked compensation under our existing PARS program. The final award for 2008 was $0 of NAV-linked compensation and $350,000 of FFO-linked compensation (paid through the issuance of 16,742 shares of restricted stock).

The agreement also provides that Mr. Troupe will receive certain benefits upon a change of control that are described below under the caption “Post-Employment Compensation — Severance and Change of Control Arrangements.” Pursuant to the agreement, Mr. Troupe is eligible to enroll in our medical, dental, life and vision plans. Mr. Troupe’s employment with us is at-will and may be terminated by us or by Mr. Troupe at any time for any reason and without a requirement of cause.

We do not have employment agreements or arrangements with any of our other named executive officers other than the agreements and compensation programs described elsewhere in this proxy statement.

Other Agreements with Executive Officers.  In November 2005, we entered into an aircraft time-share agreement with Mr. Toomey. Under the aircraft time-share agreement, we have agreed to lease an aircraft, including crew and flight services, to Mr. Toomey for personal flights from time to time upon his request. Mr. Toomey will pay us a lease fee equal to all actual expenses of each specific flight within 30 days of receipt of the invoice from the company, which we will provide to Mr. Toomey on the last day of the month in which the flight occurred. Actual expenses include all travel expenses of the crew, in-flight food with beverages, trip-related maintenance, flight planning and weather contract services, repositioning costs, fuel, landing fees and airport taxes, among others. The aircraft time-share agreement may be terminated by either party upon ten days’ notice and automatically terminates upon the date Mr. Toomey is no longer employed by us.

In 2010, Mr. Toomey paid us $53,920 under the aircraft time-share agreement. In addition, Mr. Troupe paid us $2,880 and Mr. Wallis paid us $23,680, respectively, for use of the aircraft in 2010, which payments were calculated on the same basis as provided in the aircraft time-share agreement with Mr. Toomey.

Letter Agreement with Mr. Wallis.  On October 7, 2010, Mr. Wallis informed us of his decision to retire from the company, effective December 31, 2010. In connection with Mr. Wallis’s decision to retire, Mr. Wallis entered into a letter agreement with the company, pursuant to which: (i) 44,121 shares of restricted common stock previously granted to Mr. Willis fully vested on December 31, 2010; (ii) options to purchase

182,073 shares of the company’s common stock at an exercise price of $10.06 per share and scheduled to vest on February 12, 2012 were forfeited, while options to purchase 182,073 shares of the company’s common stock at an exercise price of $10.06 per share and scheduled to vest on February 12, 2011 continue to vest and remain outstanding for their remaining term in accordance with the terms of the incentive stock option agreement pursuant to which such options were granted; (iii) Mr. Wallis received a cash payment of $1,400,000, representing a bonus for fiscal year 2010, upon the achievement of certain financial targets and based upon our Chief Executive Officer’s evaluation of Mr. Wallis’s individual performance; (iv) Mr. Wallis received a cash payment of $2,600,000 payable on December 31, 2010 in consideration for the forfeiture of stock options (described above), the forfeiture of Mr. Wallis’s long-term incentive compensation grant with a three-year target award amount of $3.9 million, Mr. Wallis’s agreement to certain non-competition and non-solicitation provisions in the letter agreement and in recognition of Mr. Wallis’s past contributions to the company; and (v) Mr. Wallis has agreed to serve as a consultant to the company through December 31, 2011, for which he will be entitled to receive mutually-agreed upon compensation at market rates.

Post-Employment Compensation — Severance and Change of Control Arrangements

Change of Control.  Under the provisions of our 1999 Long-Term Incentive Plan, all outstanding options, stock appreciation rights and other awards that may be exercised generally become fully exercisable and all restrictions on outstanding awards will lapse upon the occurrence of a change of control unless otherwise provided in the award agreement. “Change of control” is defined in the Plan as (1) a merger or consolidation in which we are not the surviving entity, except for a transaction the principal purpose of which is to change the state in which we are incorporated; (2) the transfer or sale of all or substantially all of our assets other than to an affiliate or subsidiary of ours; (3) the liquidation of our company; or (4) the acquisition by any person, or by a group of persons acting in concert, of more than 50% of our outstanding voting securities, which results in the resignation or addition of 50% or more independent members of our board of directors.

In February 2008, we entered into an employment agreement with Mr. Troupe, our Senior Executive Vice President, General Counsel and Corporate Secretary. Pursuant to the terms of the letter agreement, in the event of a change of control, as such term is defined in the 1999 Long-Term Incentive Plan, all of his outstanding options, restricted stock, and any other awards in the nature of rights that may be exercised shall become fully vested and immediately exercisable; all restrictions on any outstanding other awards held by Mr. Troupe (such as awards of restricted stock) shall lapse; and the balance in any deferred compensation plan or shareholder value plan shall become fully vested and immediately payable.

If a change in control occurred effective as of December 31, 2010, the value of the cash payments and the benefits provided (based on the exercise of options and the release of restrictions on previously granted stock awards) to each of the named executive officers would have been as follows:

			Value of
			Outstanding
		Value of	Restricted	Value of
	Cash	Outstanding	Stock	Unused
Name	Payments	Options	Awards	Vacation	Total

Thomas W. Toomey	—	$10,337,130	$1,418,666	$49,531	$11,805,327
David L. Messenger	—	54,834	611,526	27,242	693,601
Warren L. Troupe	—	4,835,433	3,161,629	35,615	8,032,678
W. Mark Wallis	—	2,514,428	—	—	2,514,428
Jerry A. Davis	—	—	506,378	8,938	515,316

Severance Benefits.  We believe that, in order to attract and retain the best management talent, companies should provide reasonable severance benefits to employees. We believe these severance benefits should reflect the fact that it may be difficult for employees to find comparable employment within a short period of time. They also should disentangle the company from the former employee as soon as practicable. With respect to our senior management, severance benefits are individually negotiated.

With the exception of the letter agreement with Mr. Troupe, we currently do not have any other contractual severance arrangements with our named executive officers.

Compensation Risks

We have reviewed our overall compensation programs and practices for our employees, and we believe that any risks arising from those compensation policies and practices are not reasonably likely to have a material adverse effect on the company. In reaching this conclusion, we reviewed the incentives created by our compensation policies and practices, how those incentives may create risks, and the mitigating factors or controls that addressed the potential adverse effect of any such risks. As with the compensation programs and practices in place for our executive officers, we do not believe that any of our incentive compensation arrangements for employees encourage them to take unnecessary or excessive risks that could threaten the value of our company.

Review, Approval or Ratification of Transactions with Related Persons

Our board of directors has adopted a policy relating to the review, approval and ratification of transactions with related persons. The company recognizes that there are situations where related person transactions may be in, or not inconsistent with, the best interest of the company and therefore the board adopted a written policy to provide a procedure for the review, approval or ratification of related person transactions. The policy applies to any transaction, the amount of which exceeds $120,000, between the company and any person who is a director, executive officer or the beneficial owner of more than 5% of any class of the company’s voting securities. Any related person transaction is subject to approval by the board or the executive committee of the board.

Equity Compensation Plan Information

The following table provides information about shares of our common stock that we may issue upon the exercise of options, warrants and rights under our existing equity compensation plans. All information is provided as of December 31, 2010. Our 1999 Long-Term Incentive Plan is our only stockholder approved equity compensation plan.

Number of Securities
Remaining Available
		Weighted-Average	for Future Issuance
	Number of Securities	Exercise Price of	Under Equity
	to be Issued upon	Outstanding	Compensation Plans
	Exercise of	Options,	(Excluding
	Outstanding Options,	Warrants and	Securities Reflected
	Warrants and Rights	Rights	in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by the security holders	3,837,177	$12.00	9,019,122

Equity compensation plans not approved by the security holders	—	—	—

Total	3,837,177	$12.00	9,019,122

The weighted average remaining term of the outstanding options is 6.8 years and we have 1,433,299 unvested full value awards outstanding as of December 31, 2010.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filings with the Securities and Exchange Commission, in whole or part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Audit Committee has reviewed and discussed our unaudited financial statements for the quarters ended March 31, June 30 and September 30, 2010 and our December 31, 2010 audited financial statements with management and with Ernst & Young LLP, our independent accountants. Each member of the Audit Committee is “independent” in accordance with the applicable corporate governance listing standards of the NYSE.

The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. This included (1) the auditor’s judgment about the quality, not just the acceptability, of our accounting principles as applied in our financial reporting, (2) methods used to account for significant unusual transactions, (3) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus, (4) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates, (5) the auditor’s responsibility for other information containing audited financial statements, such as “Management’s Discussion and Analysis of Financial Conditions and Results of Operation,” the level of responsibility assumed by the auditor in auditing the financial statements and that such audit is designed to obtain reasonable, rather than absolute, assurance about financial statements, and (6) any disagreements with management over the application of accounting principles.

In addition, the Audit Committee has received from Ernst & Young LLP the written disclosures required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence, regarding their independence, and has discussed with Ernst & Young LLP their independence relative to us, including whether the provision of their services is compatible with maintaining Ernst & Young LLP’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the board that the December 31, 2010 audited financial statements be included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Thomas C. Wajnert, Chair
Robert P. Freeman
Jon A. Grove
Mark J. Sandler

Audit Fees

In connection with the audit of the 2010 financial statements, we entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP will perform audit services for us. That agreement is subject to alternative dispute resolution procedures.

The following table sets forth the aggregate fees billed or to be billed by Ernst & Young LLP for the following services during fiscal 2010 and fiscal 2009.

Description of Services	2010	2009

Audit Fees(1)	$1,539,960	$1,430,100
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees	—	—

Total	$1,539,960	$1,430,100

(1)	Audit fees consist of fees for the audit and review of the company’s consolidated financial statements, acquisition audits, statutory audits, comfort letters, consents, debt covenant letters and assistance with and review of documents filed with the SEC.

(2)	Audit-related fees consist of fees for audit-related fees for partnership and benefit plan audits, review of proxy materials, accounting advice in connection with specific transactions, internal control reviews and various attestation engagements.

(3)	Tax fees consist of fees for tax compliance, tax advisory services (1031 and state planning) and tax planning.

Pre-Approval Policies and Procedures

The charter of the Audit Committee provides that the Audit Committee is responsible for the pre-approval of all audit and permitted non-audit services to be performed for the company by the independent auditors. All of the fees paid to the independent auditors that are shown in the chart above for 2010 were approved by the Audit Committee in accordance with the procedures described below.

The Audit Committee reviews at its meetings audit and non-audit services proposed to be provided by the independent registered public accounting firm. The Committee has delegated to the Chair, or an alternate member of the Audit Committee, the authority to grant pre-approvals if either deems it necessary or appropriate to consider a pre-approval request without a meeting of the full Audit Committee. Pre-approvals by the Chair or alternate member are reviewed with the Audit Committee at its next regularly scheduled meeting.

In considering the pre-approval of proposed audit or non-audit services by the independent auditors, management reviews with the Audit Committee or its delegate, a description of and the budget for the proposed service and the reasons that the independent auditors are being requested to provide the services, including any possible impact on the independence of the independent auditors. Additional Audit Committee approval is required if the pre-approved services exceed the pre-approved budgeted amount for the services.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Ernst & Young LLP, independent registered public accounting firm, served as our auditors for fiscal 2010. Our Audit Committee has selected Ernst & Young LLP to audit our financial statements for fiscal 2011. We expect that a representative of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to answer any appropriate questions from stockholders.

Vote Required and Board of Directors’ Recommendation

Although it is not required to do so, the board of directors is submitting the Audit Committee’s selection of our independent registered public accounting firm for ratification by the stockholders at the meeting in order to ascertain the view of our stockholders regarding such selection. The affirmative vote of a majority of the votes cast at the meeting will be required to approve this proposal. In the event the stockholders do not ratify this appointment, the Audit Committee will reconsider its selection. Even if the appointment is ratified by the stockholders, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the company and its stockholders.

Our board of directors recommends that the stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, added Section 14A to the Exchange Act, which enables our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Executive Compensation — Compensation Discussion and Analysis,” our executive compensation programs are designed to further our strategic plan and our goal of increasing stockholder value by providing equitable economic motivation to our executive officers and other key employees. Our compensation philosophy is that total direct compensation, which consists of base salary, short-term incentive compensation and long-term incentive compensation, should be targeted between the 50th percentile and the 75th percentile of similarly-sized relevant peer group companies when target performance objectives are met. The mix, level and structure of the components of total direct compensation generally reflect real estate industry practices as well as the executive’s role and relative impact on business results consistent with our variable pay-for-performance philosophy. Please read the “Executive Compensation” section beginning on page 21, which includes the Compensation Discussion and Analysis, the tabular disclosure regarding the compensation of our named executive officers and the accompanying narrative disclosure set forth in this proxy statement for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. Accordingly, our board of directors is asking our stockholders to cast a non-binding advisory vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

Vote Required and Board of Directors’ Recommendation

The say-on-pay vote is advisory, and therefore not binding on the company, the Compensation Committee or our board of directors. Our board of directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. The affirmative vote of a majority of votes cast is required to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

Our board of directors recommends that the stockholders vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF
AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act, as added by the Dodd-Frank Act, requires that we must provide our stockholders with an opportunity to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules. In this Proposal 4, our board of directors is asking stockholders to cast a non-binding advisory vote indicating whether they would prefer an advisory vote on named executive officer compensation, such as that set forth in Proposal 3, once every one, two, or three years.

Vote Required and Board of Directors’ Recommendation

Our board of directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the company, and therefore our board of directors recommends that you vote for a one-year interval for the advisory vote on executive compensation. An annual advisory vote on executive compensation will facilitate input on our compensation philosophy, policies and practices that are disclosed in the proxy statement. We recognize that our stockholders may have differing views on the appropriate frequency for the advisory vote on executive compensation.

The proxy card provides stockholders with the opportunity to choose among four options (holding the advisory vote on executive compensation every one, two or three years, or abstain from voting) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the board of directors.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be considered the frequency for the advisory vote on executive compensation that is preferred by our stockholders. However, because this vote is advisory and not binding on the board of directors or the company in any way, the board may decide that it is in the best interests of our stockholders and the company to hold an advisory vote on executive compensation more or less frequently than the option preferred by our stockholders.

Our board of directors recommends that the stockholders vote for the option of once every year as the preferred frequency with which stockholders are provided an advisory vote on executive compensation.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on our review of the copies of such forms received by us or written representations from certain reporting persons that no Form 5s were required for such persons, we believe that, during fiscal 2010, all Section 16(a) filing requirements applicable to our executive officers, directors and 10% stockholders were complied with, except as follows: (i) Richard A. Giannotti, Executive Vice President, Redevelopment, inadvertently failed to file a Form 4 on a timely basis with respect to one transaction; and (ii) Sheri Henry, Vice President and Controller, inadvertently failed to report a holding on a timely basis in a Form 3 that was timely filed.

Delivery of Voting Materials

To reduce the expenses of delivering duplicate materials to our stockholders, we are delivering one copy of the Notice of Internet Availability to stockholders who share the same address unless otherwise requested. The Notice of Internet Availability will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice of Internet Availability also instructs you as to how you may submit your proxy through the Internet. If you would like to receive a paper or e-mail copy of the proxy materials, you should follow the instructions for requesting such materials in the Notice of Internet Availability.

If you share an address with another stockholder and have received only one copy of the Notice of Internet Availability, and would like to request a separate copy of the Notice of Internet Availability, you may write or call us to request a separate copy of the Notice of Internet Availability at no cost to you. For future annual meetings, you may request a separate copy of the Notice of Internet Availability or request that we only send one copy of the Notice of Internet Availability to you if you are receiving multiple copies by calling us at (720) 283-6120 or by writing to us to the attention of Investor Relations, 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129-1540.

Annual Report

We will, upon written request and without charge, provide to any person solicited hereunder, a copy of our Annual Report on Form 10-K for the year ended December 31, 2010, including financial statements and financial statement schedules, as filed with the SEC. Requests should be addressed to the attention of Investor Relations, 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129-1540.

Stockholder Proposals for the 2012 Annual Meeting of Stockholders

The submission deadline for stockholder proposals to be included in our proxy materials for the 2012 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act is December 2, 2011, except as may otherwise be provided in Rule 14a-8. All such proposals must be in writing and should be sent to our Corporate Secretary at 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129-1540.

Advance Notice Procedures for the 2012 Annual Meeting of Stockholders

In accordance with our Amended and Restated Bylaws, any stockholder who intends to submit a proposal at our 2012 annual meeting of stockholders, or bring a director nominee before the meeting, must, in addition to complying with applicable laws and regulations and the requirements of our Amended and Restated Bylaws, provide written notice to us for consideration no sooner than December 2, 2011 and no later than January 1, 2012. Such notice should be sent to our Corporate Secretary at 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129-1540. Please refer to the full text of our advance notice Bylaw provisions for additional information and requirements. A copy of our Amended and Restated Bylaws may be obtained by writing to our Corporate Secretary at the address listed above or by visiting the Investor Relations page of our website at www.udr.com, under “Corporate Governance.”

It is important that proxies be returned promptly. We depend upon all stockholders promptly signing and returning the enclosed proxy to avoid costly solicitation. You can save us considerable expense by signing and returning your proxy at once. You may also vote electronically through the Internet or by telephone as shown on the enclosed proxy card and as discussed above.

For the Board of Directors
UDR, INC.

WARREN L. TROUPE
Senior Executive Vice President
and Corporate Secretary

Dated: March 31, 2011

UDR, INC. 1745 SHEA CENTER DRIVE SUITE 200 HIGHLANDS RANCH, CO 80129 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by UDR, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access Stockholder Communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to UDR, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M30877-P08948 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY To withhold authority to vote for any UDR, INC. For Withhold For All individual nominee(s), mark “For All Except” and write All All Except the number(s) of the nominee(s) on the line The Board of Directors recommends that you vote below. “FOR” each of the nominees listed in Item 1: 1. ELECTION OF DIRECTORS 0 0 0 Nominees: Katherine A. 01) Cattanach 06) Lynne B. Sagalyn 02) Eric J. Foss 07) Mark J. Sandler 03) Robert P. Freeman 08) Thomas W. Toomey 04) Jon A. Grove 09) Thomas C. Wajnert 05) James D. Klingbeil The Board of Directors recommends that you vote “FOR” Items 2 and 3: For Against Abstain 2. To ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending 0 0 0 December 31, 2011. 3. An advisory vote on executive compensation. 0 0 0 The Board of Directors recommends that you vote for a 1 year frequency in Item 4: 1 Year 2 Years 3 Years Abstain 4. An advisory vote on the frequency of holding an advisory vote on executive compensation. 0 0 0 0 NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR each of the nominees listed in Item 1, FOR Items 2 and 3 and for a 1 YEAR frequency in Item 4. If any other matters properly come before the meeting or any adjournment of the meeting, the person named in this proxy will vote in their discretion. For address changes, please check this box and write them on the back 0 where indicated. Please indicate if you plan to attend this meeting. 0 0 Yes No Please sign exactly as your name( s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

UDR, INC. ANNUAL MEETING OF STOCKHOLDERS May 12, 2011 11:00 a.m. Local Time J.W. Marriott Denver Cherry Creek 150 Clayton Lane Denver, Colorado 80206 This proxy is solicited on behalf of the Board of Directors of UDR, Inc. for use at the Annual Meeting on May 12, 2011. The shares of stock held in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” each of the nominees listed in Item 1, “FOR” Items 2 and 3 and for a “1 YEAR” frequency in Item 4. By signing the proxy, you (i) acknowledge receipt of the notice of annual meeting of stockholders and proxy statement, each dated April 1, 2011, (ii) revoke all prior proxies, and (iii) appoint James D. Klingbeil and Thomas W. Toomey, or either of them, as proxies and attorneys-in-fact, each with the power to appoint his substitute and hereby authorizes them to represent and to vote the shares which you would be entitled to vote if then and there personally present on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and any adjournment thereof. See reverse for voting instructions Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: UDR, Inc.’s Notice of Annual Meeting and Proxy Statement and Annual Report/Form 10-K for the year ended December 31, 2010 are available on the Internet at www.proxyvote.com. M30878-P08948 UDR, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS MAY 12, 2011 The stockholder(s) hereby appoint(s) James D. Klingbeil and Thomas W. Toomey, or either of them, as proxies and attorneys-in-fact, each with the power to appoint his substitute and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock and/or Series E preferred stock or Series F preferred stock of UDR, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m., local time on May 12, 2011, at the J.W. Marriott Denver Cherry Creek, 150 Clayton Lane, Denver, Colorado 80206, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR ITEM NOS. 2 AND 3 AND FOR A ONE YEAR FREQUENCY IN ITEM 4. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE Address Changes: ___________________________ ________________________ (If you noted any Address Changes above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE